EXHIBIT 10.1

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

among

NOMURA CORPORATE FUNDING AMERICAS, LLC, as administrative agent (“Administrative Agent”)

and

NOMURA CORPORATE FUNDING AMERICAS, LLC, as buyer (“Buyer”)

and

PENNYMAC LOAN SERVICES, LLC, as seller (“Seller”)

Dated as of August 4, 2023

PNMAC GMSR ISSUER TRUST
MSR COLLATERALIZED NOTES,
SERIES 2023-MSRVF2

TABLE OF CONTENTS

-i-

-ii-

-iii-

Schedule 1	–	Responsible Officers of Seller
Schedule 2	–	Asset Schedule
Schedule 3	–	Buyer Account
Schedule 4	–	Restricted Participants
Exhibit A	–	Form of Transaction Notice
Exhibit B	–	Existing Indebtedness

-iv-

MASTER REPURCHASE AGREEMENT

This Master Repurchase Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made as of August 4, 2023, among NOMURA CORPORATE FUNDING AMERICAS, LLC (“Nomura”), as administrative agent (in such capacity, the “Administrative Agent”), Nomura, as buyer, and PENNYMAC LOAN SERVICES, LLC, as seller (“Seller” or “PLS”).

W I T N E S S E T H:

WHEREAS, from time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer (as defined below) a certain Note (as defined below) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Note at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder;

WHEREAS, pursuant to the Base Indenture (as defined below) and the Series 2023-MSRVF2 Indenture Supplement (as defined below), PNMAC GMSR ISSUER TRUST (the “Issuer”) has duly authorized the issuance of a Series of Notes, as a single Class of Variable Funding Note, known as the “PNMAC GMSR ISSUER TRUST MSR Collateralized Notes, Series 2023-MSRVF2” (the “Note”);

WHEREAS, Seller is the owner of the Note; and

WHEREAS, Seller wishes to sell the Note to Buyer, which will be held by the Administrative agent on behalf of the Buyer, pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows.

ARTICLE I

DEFINITIONS

Section 1.01      Certain Defined Terms. Capitalized terms used herein shall have the indicated meanings:

“1933 Act” means the Securities Act of 1933, as amended from time to time.

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Accepted Servicing Practices” means (a) with respect to any Mortgage Loan, the customary and usual standards of mortgage servicing practices of prudent mortgage banking institutions in the business servicing mortgage loans for itself or for other third-party portfolios of mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related mortgaged property is located; and (b) with respect to all MSRs, those practices required by Ginnie Mae; provided, however, that in all cases the accepted servicing practices must (i) comply with the terms of applicable laws and the related loan documents and (ii) meet a standard of care not less than customary, reasonable and usual standards of practice for institutions that service loans that are similar to the Mortgage Loans.

“Act of Insolvency” means, with respect to any Person,

(a)            such Person shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar Law, which proceeding or petition seeks dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or such Person, or a substantial part of its property, assets or business, shall be subject to, consent to or acquiesce in the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial property, assets or business;

(b)            corporate action shall be taken by such Person for the purpose of effectuating any of the foregoing;

(c)            an order for relief shall be entered in a case under the Bankruptcy Code in which such Person is a debtor; or

(d)            involuntary proceedings or an involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar Law, which proceeding or petition seeks dissolution, liquidation or reorganization of such Person or the appointment of a receiver, trustee, custodian, conservator or liquidator for such Person or of a substantial part of the property, assets or business of such Person, or any writ, order, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of such Person.

“Additional Balance” has the meaning set forth in Section 2.13.

“Additional Repurchase Assets” has the meaning set forth in Section 4.02(b).

“Administrative Agent” has the meaning given to such term in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code; provided, however, that in respect of Seller the term “Affiliate” shall include only PNMAC and its wholly owned subsidiaries.

“Agreement” has the meaning given to such term in the preamble to this Agreement.

“Applicable Lending Office” means the “lending office” of Buyer (or of an Affiliate of Buyer) designated in Section 11.05 hereof or such other office of Buyer (or of an Affiliate of Buyer) as Buyer may from time to time specify to Seller in writing as the office by which the Transactions are to be made and/or maintained.

“Anti-Corruption Laws” means any applicable U.S. law, regulation, or rule related to combating corruption or bribery, including, but not limited to, the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means any applicable U.S. law, regulation, or rule related to combating money laundering, suspicious transactions or terrorist financing, including, but not limited to, the U.S. Bank Secrecy Act of 1986 (31 U.S.C. Sections 5301 et seq.) and all regulations issued pursuant to it, and the USA Patriot Act (in each case to the extent applicable to the parties and to this Agreement).

“Applicable Law” means all applicable U.S. federal, state and local provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators including, without limitation, the Anti-Corruption Laws and the Anti-Money Laundering Laws.

“Asset Schedule” means Schedule 2 attached hereto, which lists the Note and the terms thereof, as such schedule shall be updated from time to time in accordance with Section 2.02 hereof, including without limitation, in connection with Buyer’s approval of any Additional Balances pursuant to Section 2.13.

“Asset Value” has the meaning assigned to such term in the Pricing Side Letter.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Base Indenture” means the Third Amended and Restated Base Indenture, dated as of April 1, 2020, among Buyer, Citibank, N.A., as indenture trustee, as calculation agent, as paying agent and as securities intermediary, Seller, as administrator and as servicer, Atlas Securitized Products, L.P., as administrative agent, and the Credit Manager, including the schedules and exhibits thereto, as amended by Amendment No. 1 dated as of June 8, 2022, as further amended by Amendment No. 2, dated as of June 9, 2022, as further amended by Amendment No. 3, dated as of February 7, 2023 and as may be further amended, restated, supplemented or otherwise modified from time to time.

“Base Rate” has the meaning assigned to the term in the Pricing Side Letter.

“Business Day” means any day excluding Saturday, Sunday, any day which is a legal holiday under the laws of the State of New York, any day on which banking institutions located in any such state are authorized or required by law or other governmental action to close, and any day on which the New York Stock Exchange or the Federal Reserve Bank of New York is authorized or obligated by law or executive order to be closed.

“Buyer” means Nomura Corporate Funding Americas, LLC, together with its successors, and any assignee of and Participant (subject to the restrictions in Section 9.02) or Buyer Counterparty in the Transaction.

“Buyer Account” means the account identified on Schedule 3 hereto.

“Buyer Counterparty” has the meaning set forth in Section 9.02(b).

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change in Control” means any of the following shall occur without the prior written consent of the Administrative Agent:

(i)            any transaction or event as a result of which PNMAC ceases to own, beneficially or of record, more than 50% of the Equity Interests of Seller or ceases to have the power to vote, directly, voting securities of Seller representing more than 50% of the voting power of the total outstanding voting securities of Seller;

(ii)            the sale, transfer, or other disposition of all or substantially all of Seller’s or PNMAC’s assets (excluding any such action taken in connection with any securitization transaction);

(iii)            the consummation of a merger or consolidation of Seller or PNMAC with or into another entity or any other corporate reorganization or series of related transactions, if after giving effect thereto, more than 50% of the combined voting power of the voting securities or majority voting control interest of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of Seller or PNMAC immediately prior to such merger, consolidation or other reorganization;

(iv)            any transaction or event as a result of which PennyMac Financial Services, Inc. ceases to (a) be a public company or (b) own, directly or indirectly, 10% of the stock of PNMAC; or

(v)            any transaction or series of related transactions that has the effect of any one or more of the foregoing.

“Closing Date” means August 4, 2023.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means the obligation of Buyer to enter into Transactions with Seller with an aggregate outstanding Purchase Price at any one time not to exceed the Maximum Purchase Price.

“Commitment Fee” has the meaning assigned to the term in the Pricing Side Letter.

“Commitment Period” means the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitment shall have terminated pursuant to this Agreement.

“Confidential Information” has the meaning set forth in Section 11.11(b).

“Control”, “Controlling” or “Controlled” means the possession of the power to direct or cause the direction of the management or policies of a Person through the right to exercise voting power or by contract, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Credit Manager” means Pentalpha Surveillance LLC and any successor thereto in such capacity.

“Default” means an event, condition or default that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Division” means, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Person or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including Section 18-217 of the Delaware Limited Liability Company Act.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA) that together with Seller or PNMAC would be a member of the same “controlled group” or is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as single employer described in Section 414 of the Code.

“ERISA Event” has the meaning assigned to such term in Section 6.24(a)(6).

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Existing Indebtedness” has the meaning specified in Section 3.22.

“Expenses” means all present and future expenses reasonably incurred by or on behalf of Buyer in connection with the negotiation, execution or enforcement of this Agreement or any of the other Program Agreements and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the reasonable and documented cost of title, lien, judgment and other record searches; reasonable and documented attorneys’ fees; any ongoing audits or due diligence costs in connection with valuation, entering into Transactions or determining whether a Margin Deficit may exist; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“FATCA” Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, guidance, notes, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of HUD where appropriate.

“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Seller’s regulators.

“Financial Statements” means the consolidated financial statements of Seller prepared in accordance with GAAP for the year or other period then ended.

“GAAP” means U.S. generally accepted accounting principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its successors, as in effect from time to time, and (ii) applied consistently with principles applied to past financial statements of Seller and its subsidiaries; provided, that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) that such principles have been properly applied in preparing such financial statements.

“Ginnie Mae” means the Government National Mortgage Association, its successors and assigns.

“Ginnie Mae Contract” means (i) 12 U.S.C. § 1721(g) and the implementing regulations governing the MBS Program, 24 C.F.R. Part 300; (ii) applicable Guaranty Agreements and contractual agreements between Ginnie Mae and Seller; and (iii) the Ginnie Mae Guide and other applicable guides.

“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide, Handbook 5500.3, Rev. 1, as amended from time to time, and any related announcements, directives and correspondence issued by Ginnie Mae.

“Ginnie Mae Requirements” means all rights, powers, interests and prerogatives of Ginnie Mae in and to the MSRs arising under the Ginnie Mae Contract, the Acknowledgment Agreement or any other agreement between Seller and Ginnie Mae.

“GLB Act” has the meaning set forth in Section 11.11(b).

“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller or Buyer, as applicable.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a mortgaged property. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements, including, without limitation, any Indebtedness arising hereunder; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner and (j) with respect to clauses (a)-(i) above both on and off balance sheet.

“Indenture” means the Base Indenture, together with the Series 2023-MSRVF2 Indenture Supplement thereto.

“Indenture Trustee” means Citibank, N.A., its permitted successors and assigns.

“Issuer” has the meaning given to such term in the recitals to this Agreement.

“Laws” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“Lien” means, with respect to any property or asset of any Person (a) any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind in respect of such property or asset or (b) the interest of a vendor or lessor arising out of the acquisition of or agreement to acquire such property or asset under any conditional sale agreement, lease purchase agreement or other title retention agreement.

“Margin” has the meaning assigned to the term in the Pricing Side Letter.

“Margin Call” has the meaning set forth in Section 2.05(a).

“Margin Deadlines” has the meaning set forth in Section 2.05(b).

“Margin Deficit” has the meaning set forth in Section 2.05(a).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, condition (financial or otherwise) or prospects of Seller or any Affiliate that is a party to any Program Agreement; (b) a material impairment of the ability of Seller or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against Seller or any Affiliate that is a party to any Program Agreement or (d) a material adverse effect upon the existence, perfection, priority or enforceability of Buyer’s security interest in a material portion of the Repurchase Assets.

“Maximum Purchase Price” has the meaning assigned to the term in the Pricing Side Letter.

“Monthly Report Date” has the meaning set forth in Section 6.24(c).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Seller or any of its ERISA Affiliates has contributed, or has been obligated to contribute.

“Nomura Indebtedness” means Indebtedness (other than hereunder), entered into between (i) Buyer or one of its Affiliates, and (ii) any one or more of the VFN Guarantor or any of its Subsidiaries.

“Non-Excluded Taxes” has the meaning set forth in Section 2.11(a).

“Non-Usage Fees”: has the meaning given to such term in the Pricing Side Letter.

“Note” has the meaning given to such term in the recitals to this Agreement.

“Notice” or “Notices” means all requests, demands and other communications, in writing (including facsimile transmissions and e-mails), sent by overnight delivery service, facsimile transmission, electronic transmission or hand-delivery to the intended recipient at the address specified in Section 11.05 or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.

“Obligations” means (a) all of Seller’s indebtedness, obligations to pay the outstanding principal balance of the Purchase Price, together with interest thereon on the Termination Date, outstanding interest due on each Price Differential Payment Date, and other obligations and liabilities, to Administrative Agent, Buyer or their respective Affiliates arising under, or in connection with, the Program Agreements, whether on account of principal, interest, reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or Buyer that are required to be paid by seller pursuant hereto or under any other Program Agreement) or otherwise, whether now existing or hereafter arising; (b) any and all sums reasonably incurred and paid by Buyer or on behalf of Buyer in order to preserve any Repurchase Asset or its interest therein; (c) all Servicing Diligence Agent Fees; (d) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in this definition, the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Repurchase Asset, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, reasonable attorneys’ fees and disbursements and court costs’ and (e) all of Seller’s indemnity obligations to Buyer pursuant to the Program Agreements.

“OFAC” means the United States Treasury Department’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” has the meaning assigned to such term in the Pricing Side Letter.

“Organizational Documents” means the corporate charter and by-laws, the articles of organization and operating agreement and the partnership certificate and partnership agreement, as applicable of a Person.

“Other Taxes” has the meaning set forth in Section 2.11(b).

“Participant” has the meaning set forth in Section 9.02(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Protection Act” means the Pension Protection Act of 2006, as amended from time to time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan) and that is maintained and contributed to by (or to which there is an obligation to contribute), or at any time during the five (5) calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there was an obligation to contribute), Seller or any Subsidiary thereof or any of their respective ERISA Affiliates.

“PLS” has the meaning given to such term in the preamble to this Agreement.

“PNMAC” means Private National Mortgage Acceptance Company, LLC, its permitted successors and assigns.

“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated daily on the basis of a 360 day year for the actual number of days during the Price Differential Period.

“Price Differential Payment Date” means, for as long as any Obligations shall remain owing by Seller to Buyer, each Payment Date (as defined in the Indenture).

“Price Differential Period” means, the period from and including a Price Differential Payment Date, up to but excluding the next Price Differential Payment Date.

“Price Differential Statement Date” has the meaning set forth in Section 2.04.

“Pricing Rate” means Base Rate plus the applicable Margin.

“Pricing Side Letter” means the letter agreement captioned “Pricing Side Letter” dated as of August 4, 2023, among Administrative Agent, Buyer, Seller and the VFN Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Proceeds” means “proceeds” as defined in Section 9-102(a)(64) of the UCC.

“Program Agreements” means this Agreement, the Pricing Side Letter, the VFN Guaranty, the Base Indenture and the Series 2023-MSRVF2 Indenture Supplement, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time; provided, however, that the Program Agreements shall not include any rights created pursuant to an Indenture Supplement other than the Series 2023-MSRVF2 Indenture Supplement, or any rights under the Base Indenture or any other Program Agreements relating to such other Indenture Supplements.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, subject to the satisfaction of the conditions precedent set forth in Article V hereof, each Funding Date (as defined in the Indenture) on which a Transaction is entered into by Buyer pursuant to Section 2.02 or such other mutually agreed upon date as more particularly set forth on Exhibit A hereto.

“Purchase Price” means on any date of determination:

(i)            the price at which each Purchased Asset (or portion thereof) is transferred by Seller to Buyer, which shall equal the Asset Value of such Purchased Asset on the related Purchase Date, minus

(ii)            the sum of (a) any Purchase Price paid with respect to such Purchased Asset pursuant to Section 2.03, plus (b) any Additional Note Payment made with respect to such Purchased Asset pursuant to Section 4.4(b) or Section 4.5(e) of the Indenture, plus (c) any Redemption Amount paid pursuant to Section 13.1 of the Indenture, plus (d) any amounts paid or applied with respect to such Purchased Asset pursuant to Section 2.05.

“Purchase Price Percentage” has the meaning assigned to the term in the Pricing Side Letter.

“Purchased Assets” means, collectively, the Note and all outstanding Additional Balances together with the Repurchase Assets related to such Note and Additional Balances transferred by Seller to Buyer in a Transaction hereunder, as listed on the related Asset Schedule attached to the related Transaction Notice.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, or any other person or entity with respect to the Purchased Assets.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA with respect to a Plan as to which the PBGC has not waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event.

“Repurchase Assets” has the meaning set forth in Section 4.02(a).

“Repurchase Date” means the earlier of (i) the Termination Date or (ii) the date requested by Seller on which the Repurchase Price is paid pursuant to Section 2.03.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price, the accrued but unpaid Price Differential and Obligations payable to the Buyer under any Transaction Document as of the date of such determination.

“Repurchase Rights” has the meaning set forth in Section 4.02(b).

“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other Governmental Authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer or treasurer of such Person. The Responsible Officers of Seller as of the Closing Date are listed on Schedule 1 hereto.

“Restricted Participant” shall mean a direct competitor of Seller and its affiliates set forth in Schedule 4 attached hereto (and updated in good faith by Seller through a written notice delivered to Buyer by Seller from time to time).

“Sanctions” shall have the meaning set forth in Section 3.34.

“Sanctioned Jurisdiction” shall have the meaning set forth in Section 3.34.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Seller” has the meaning assigned to such term in the preamble to this Agreement and includes PLS’ permitted successors and assigns.

“Seller Termination Option” means (a) Buyer has or shall incur material costs in connection with those matters provided for in Section 2.10 or 2.11 and (b) Buyer requests that Seller pay to Buyer those costs in connection therewith.

“Series 2020-SPIADVF1 GS Repurchase Agreement” means the Series 2020-SPIADVF1 Repurchase Agreement, dated as of February 7, 2023, among the PLS, as seller, Nomura Corporate Funding Americas, LLC, as administrative agent and Nomura Corporate Funding Americas, LLC, as buyer, as amended, restated, supplemented or otherwise modified from time to time.

“Series 2023-MBSADV2 Indenture Supplement” means the Series 2023-MBSADV2 Indenture Supplement, dated as of August 4, 2023, among the Issuer, Citibank, N.A., as indenture trustee, as calculation agent, as paying agent and as securities intermediary, PLS, as administrator and as servicer, and Nomura Corporate Funding Americas, LLC, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Series 2023-MBSADV2 Note Purchase Agreement” means the Series 2023-MBSADV1 Note Purchase Agreement, dated as of August 4, 2023, among the Issuer, Nomura Corporate Funding Americas, LLC, as administrative agent and Nomura Corporate Funding Americas, LLC, as purchaser, as amended, restated, supplemented or otherwise modified from time to time.

“Series 2023-MSRVF2 Indenture Supplement” means the Series 2023-MSRVF2 Indenture Supplement, dated as of August 4, 2023, among the Issuer, Citibank, N.A., as indenture trustee, as calculation agent, as paying agent and as securities intermediary, PLS, as administrator and as servicer, and Nomura Corporate Funding Americas, LLC, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Specified Governmental Entity” means The Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Ginnie Mae, HUD, the FHA, the VA or the United States Department of Agriculture Rural Development and, in each case any successor thereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” has the meaning assigned to such term in Section 2.11(a).

“Termination Date” has the meaning assigned to such term in the Pricing Side Letter.

“Transaction” has the meaning assigned to such term in the recitals to this Agreement.

“Transaction Documents” means, collectively, (i) this Agreement, the Indenture, the Note Purchase Agreement, the PC Repurchase Agreement, the Series 2023-MSRVF2 Repurchase Agreement, the Series 2020-SPIADVF1 Nomura Repurchase Agreement, the Participation Agreements, the PC Guaranty, the PMT Guaranty, the Acknowledgment and Subordination Agreement, the Pricing Side Letter, the Participation Certificate Schedule, all Notes, the Trust Agreement, the Administration Agreement, the Series 2023-MSRVF2 Indenture Supplement, the Amended and Restated Series 2020-SPIADVF1 Indenture Supplement, the Series 2023-MBSADV2 Indenture Supplement, the Credit Management Agreement, the Advance Verification Agent Agreement, and the MSR Valuation Agent Agreement and, (ii) each of the other documents, instruments and agreements entered into on the date hereof and thereafter in connection with any of the foregoing or the transactions contemplated thereby, each as amended, supplemented, restated, or otherwise modified from time to time; provided, that clause (ii) shall not be deemed to include (a) any repurchase agreement or financing arrangement relating to any variable funding note or any Indenture Supplement where Nomura Corporate Funding Americas, LLC is not the applicable administrative agent, or (b) any related rights pursuant to any document referenced in part (i) stemming therefrom.

“Transaction Notice” has the meaning assigned to such term in Section 2.02(a).

“Transaction Register” has the meaning assigned to such term in Section 9.03(b).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect on the Closing Date in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VFN Guarantor” means Private National Mortgage Acceptance Company, LLC, in its capacity as guarantor under the VFN Guaranty.

“VFN Guaranty” means the Guaranty, dated as of August 4, 2023, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which VFN Guarantor fully and unconditionally guarantees the obligations of Seller hereunder.

Section 1.02      Other Defined Terms.

(a)            Any capitalized terms used and not defined herein shall have the meaning set forth in the Base Indenture or the Series 2023-MSRVF2 Indenture Supplement, as applicable.

(b)            The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified herein, the term “or” has the inclusive meaning represented by the term “and/or” and the term “including” is not limiting. All references to Sections, subsections, Articles and Exhibits shall be to Sections, subsections, and Articles of, and Exhibits to, this Agreement unless otherwise specifically provided.

(c)            Reference to and the definition of any document (including this Agreement) shall be deemed a reference to such document as it may be amended, restated, supplement or otherwise modified from time to time.

(d)            In the computation of periods of time from a specified date to a later specified date, unless otherwise specified herein the words “commencing on” mean “commencing on and including,” the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

GENERAL TERMS

Section 2.01      Transactions. Subject to the terms and conditions hereof, Buyer agrees to enter into Transactions with Seller for a Purchase Price outstanding at any one time not to exceed the Maximum Purchase Price. During the Commitment Period, Seller may utilize the Commitment by requesting Transactions, Seller may pay the Repurchase Price in whole or in part at any time during such period without penalty, and additional Transactions may be entered into in accordance with the terms and conditions hereof. Buyer’s obligation to enter into Transactions pursuant to the terms of this Agreement shall terminate on the Termination Date. Notwithstanding the foregoing, Buyer shall have no commitment or obligation to enter into Transactions in connection with the Note to the extent the aggregate outstanding Purchase Price of all Transactions exceeds the Maximum Purchase Price.

Section 2.02      Procedure for Entering into Transactions.

(a)            Seller may enter into Transactions with Buyer under this Agreement during the Commitment Period on any Purchase Date; provided, that Seller shall have given Buyer irrevocable notice (each, a “Transaction Notice”), which notice (i) shall be substantially in the form of Exhibit A, (ii) shall be signed by a Responsible Officer of Seller and be received by Buyer prior to 1:00 p.m. (New York time) one (1) Business Day prior to the related Purchase Date on a Purchase Date that shall not occur more than twice per calendar week without consent of the Administrative Agent, and (iii) shall specify: (A) (i) the Maximum VFN Principal Balance of the Note, (ii) with respect to the first Purchase Date, the Initial Note Balance of the Note, and, with respect to any other Purchase Date, the Additional Balance and (iii) after taking into account the Additional Balance being requested on such Purchase Date, the outstanding VFN Principal Balance of the Note; (B) the Dollar amount of the requested Purchase Price; (C) the requested Purchase Date; (D) the Repurchase Date; (E) the Pricing Rate and Repurchase Price applicable to the Transaction; and (F) any additional terms or conditions of the Transaction not inconsistent with this Agreement. Each Transaction Notice on any Purchase Date shall be in an amount equal to at least $250,000.

(b)            If Seller shall deliver to Buyer a Transaction Notice that satisfies the requirements of Section 2.02(a), Buyer will notify Seller of its intent to remit the requested Purchase Price one (1) Business Day prior to the requested Purchase Date. If all applicable conditions precedent set forth in Article V have been satisfied on or prior to the Purchase Date, then subject to the foregoing, on the Purchase Date, Buyer shall remit the amount of the requested Purchase Price in U.S. Dollars and in immediately available funds to the account of Seller specified in Schedule 5 to the Base Indenture (or such other account designated by Seller in the Transaction Notice).

(c)            Upon entering into each Transaction hereunder, the Asset Schedule shall be automatically updated and replaced with the Asset Schedule attached to the related Transaction Notice.

Section 2.03      Repurchase; Payment of Repurchase Price.

(a)            Seller hereby promises to repurchase the Purchased Assets and pay all outstanding Obligations on the Termination Date.

(b)            By notifying Buyer in writing at least one (1) Business Day in advance, Seller shall be permitted, at its option, to prepay, subject to Section 2.12, the Purchase Price in whole or in part at any time and accrued and unpaid interest on the amount so prepaid.

(c)            To the extent an Event of Default shall not have occurred and be continuing, the aggregate amount of payments of the Purchase Price by the Seller over the term of this Agreement, including, without limitation, Margin Calls, that are paid from Collections on the Participation Certificates shall not exceed 10% of the Purchase Price as of the date of any such payment. For the avoidance of doubt, nothing stated in this Section 2.03(c), limits the Seller’s obligations to pay Repurchase Price, any Margin Calls or other obligations as set forth in this Agreement from funds other than Collections on the Participation Certificates.

Section 2.04      Price Differential. On each Price Differential Payment Date, Seller hereby promises to pay to Buyer all accrued and unpaid Price Differential on the Transactions, as invoiced by Buyer to Seller three (3) Business Days prior to the related Price Differential Payment Date (the “Price Differential Statement Date”); provided, that on each Price Differential Payment Date prior to the occurrence and continuation of an Event of Default, the estimated Price Differential owed hereunder shall be subject to a true-up of the amount determined by Buyer and agreed by Seller one (1) Business Day prior to the related Price Differential Payment Date. If Buyer fails to deliver such invoice on the Price Differential Statement Date, on such Price Differential Payment Date Seller shall pay the amount which Seller calculates as the Price Differential due and upon delivery of the statement, Seller shall remit to Buyer any shortfall, or Buyer shall refund to Seller any excess, in the Price Differential paid. Price Differential shall accrue each day on the Purchase Price at a rate per annum equal to the Pricing Rate. The Price Differential shall be computed on the basis of the actual number of days in each Price Differential Period and a 360-day year.

Section 2.05      Margin Maintenance.

(a)            If at any time the aggregate outstanding amount of the Purchase Price of the Note is greater than the related Asset Value or the Maximum Purchase Price (such excess, a “Margin Deficit”) by $250,000 or more, then Buyer may by notice to Seller require Seller to transfer to Buyer cash in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”).

(b)            Notice delivered pursuant to Section 2.05(a) may be given by any written or electronic means. With respect to a Margin Call, any notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 4:00 p.m. (New York City time) on the following Business Day. With respect to a Margin Call, any notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 3:00 p.m. (New York City time) on the second (2nd) Business Day following the date of such notice. The foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(c)            In the event that a Margin Deficit exists, Buyer may retain any funds received by it to which Seller would otherwise be entitled hereunder, which funds (i) may be held by Buyer against the related Margin Deficit or (ii) may be applied by Buyer against the Purchase Price. Notwithstanding the foregoing, Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 2.05.

Section 2.06      Payment Procedure. Seller absolutely, unconditionally, and irrevocably, shall make, or cause to be made, all payments required to be made by Seller hereunder. Seller shall deposit or cause to be deposited all amounts constituting collection, payments and proceeds of the Note (including, without limitation, all fees and proceeds of sale) to Buyer Account.

Section 2.07      Application of Payments.

(a)            On each Price Differential Payment Date prior to the occurrence of an Event of Default, all amounts deposited into Buyer Account (including in accordance with Section 4.5 of the Base Indenture) from and after the immediately preceding Price Differential Payment Date (or the Closing Date in connection with the initial Price Differential Payment Date) shall be applied as follows:

(i)            first, to the payment of any accrued and unpaid Price Differential owing;

(ii)           second, to the payment of Purchase Price outstanding to satisfy any Margin Deficit owing;

(iii)          third, ratably, to payment of all other costs and fees payable to Buyer or any other Person pursuant to this Agreement; and

(iv)          fourth, any remainder to Seller.

(b)            Notwithstanding the preceding provisions, if an Event of Default shall have occurred hereunder, all funds related to the Note shall be applied as follows:

(i)            first, to the payment of any accrued and unpaid Price Differential owing;

(ii)           second, to the payment of Purchase Price until reduced to zero;

(iii)          third, ratably, to payment of all other costs and fees payable to Buyer or any other Person pursuant to this Agreement;

(iv)          fourth, to the payment of any other Obligations; and

(v)           fifth, any remainder to Seller.

(c)            To the extent any Collections (as defined in the Base Indenture) are paid to reduce the outstanding purchase price under any other repurchase transaction relating to MSR VFNs (as defined in the Base Indenture), Seller shall ensure that Collections are paid to reduce the outstanding Purchase Price hereunder concurrently on a pro rata basis with such outstanding purchase price under such other repurchase transaction.

Section 2.08      Use of Purchase Price and Transaction Requests. The Purchase Price shall be used by Seller for general corporate purposes.

Section 2.09      Recourse. Notwithstanding anything else to the contrary contained or implied herein or in any other Program Agreement, Buyer shall have full, unlimited recourse against Seller and its assets in order to satisfy the Obligations.

Section 2.10      Requirements of Law.

(a)            If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of trust and trust agreement or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)            shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or the Transactions (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on Buyer as a result of any present or former connection between Buyer and the United States, other than any such connection arising solely from Buyer having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) or change the basis of taxation of payments to Buyer in respect thereof;

(ii)            shall impose, modify or hold any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Price Differential hereunder; or

(iii)            shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining this Agreement or any other Program Agreement, the Transactions or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable.

(b)            If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation Controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.

(c)            If Buyer becomes entitled to claim any additional amounts pursuant to this Section 2.10, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.10 submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

Section 2.11      Taxes.

(a)            Any and all payments by or on behalf of Seller under or in respect of this Agreement or any other Program Agreements to which Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Program Agreements to Buyer (including for purposes of Section 2.10 and this Section 2.11, any assignee, successor or participant), (i) Seller shall make all such deductions and withholdings in respect of Taxes, (ii) Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by Seller shall be increased as may be necessary so that after Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.11) Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of Buyer, Taxes that are (i) imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which Buyer is organized or of its Applicable Lending Office, or any political subdivision thereof, unless such Taxes are imposed as a result of Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Program Agreements (in which case such Taxes will be treated as Non-Excluded Taxes) and (ii) imposed pursuant to FATCA.

(b)            In addition, Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Program Agreement or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Program Agreement (collectively, “Other Taxes”).

(c)            Seller hereby agrees to indemnify Buyer for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable by Seller under this Section 2.11 imposed on or paid by Buyer and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by Seller provided for in this Section 2.11 shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Seller under the indemnity set forth in this Section 2.11(c) shall be paid within ten (10) days from the date on which Buyer makes written demand therefor.

(d)            Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 2.11 shall survive the termination of this Agreement and the other Program Agreements. Nothing contained in Section 2.10 or this Section 2.11 shall require any Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(e)            Buyer will timely furnish Seller, or any agent of Seller, any tax forms or certifications (such as an applicable IRS Form W-8, IRS Form W-9 or any successors to such IRS forms) that it is legally entitled to provide and that Seller or its agents may reasonably request (A) to permit Seller or its agents to make payments to it without, or at a reduced rate of, deduction or withholding, (B) to enable Seller or its agents to qualify for a reduced rate of withholding or deduction in any jurisdiction from or through which Seller or its agents receive payments and (C) to enable Seller or its agents to satisfy reporting and other obligations under the Code and Treasury Regulations and under any other applicable laws, and shall update or replace such tax forms or certifications as appropriate or in accordance with their terms or subsequent amendments, and acknowledges that the failure to provide, update or replace any such tax forms or certifications may result in the imposition of withholding or back-up withholding upon payments to Buyer.

Section 2.12      Indemnity. Without limiting, and in addition to, the provisions of Section 11.02, Seller agrees to indemnify Buyer and to hold Buyer harmless from any loss or expense that Buyer may sustain or incur as a consequence of (i) a default by Seller in payment when due of the Repurchase Price or Price Differential or (ii) a default by Seller in making any prepayment of Repurchase Price after Seller has given a notice thereof in accordance with Section 2.03.

Section 2.13      Additional Balance. Subject to Section 2.01, in the event that Seller wishes an increase in the VFN Principal Balance, Seller shall deliver to Administrative Agent a copy of the VFN Note Balance Adjustment Request that is delivered under the Indenture. If all the Funding Conditions required pursuant to Section 5.02 hereof and the Indenture have been satisfied, then upon approval in writing by Administrative Agent of such increase in the VFN Principal Balance (such increase, upon such approval, an “Additional Balance”), the outstanding VFN Principal Balance set forth in the Asset Schedule hereof shall be automatically updated as set forth in the related Transaction Notice in accordance with Section 2.02.

Section 2.14      Fees. Seller shall pay the Commitment Fee and Non-Usage Fees as specified in (and in accordance with) the Pricing Side Letter. Such payment shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer at such account designated in writing by Buyer.

Section 2.15      Termination.

(a)            Notwithstanding anything to the contrary set forth herein, if a Seller Termination Option occurs, Seller may, upon five (5) Business Days’ prior written notice of such event, upon payment of the applicable Repurchase Price and satisfaction of the other termination conditions set forth in the Indenture, terminate this Agreement and the Termination Date shall be deemed to have occurred (upon the expiration of such five (5) Business Day period).

(b)            In the event that a Seller Termination Option as described in clause (a) of the definition thereof has occurred and Seller has notified Buyer in writing of its option to terminate this Agreement, Buyer shall have the right to withdraw such request for payment within three (3) Business Days of Seller’s notice of its exercise of Seller Termination Option and Seller shall no longer have the right to terminate this Agreement.

(c)            For the avoidance of doubt, Seller shall remain responsible for all costs actually incurred by Buyer pursuant to Sections 2.10 and 2.11 in connection with any related prepayment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the Closing Date and as of each Purchase Date for any Transaction that:

Section 3.01      Seller Existence. Seller has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and in each other jurisdiction in which the transaction of its business makes such qualification necessary.

Section 3.02      Licenses. Seller is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect and is not in default of such state’s applicable laws, rules and regulations. Seller has the requisite power and authority and legal right to own, sell and grant a lien on all of its right, title and interest in and to the Note. Seller has the requisite power and authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement, each Program Agreement and any Transaction Notice.

Section 3.03      Power. Seller has all requisite corporate or other power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

Section 3.04      Due Authorization. Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. This Agreement, any Transaction Notice and the Program Agreements have been (or, in the case of Program Agreements and any Transaction Notice not yet executed, will be, at the time of such execution) duly authorized, executed and delivered by Seller, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Seller in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or other similar laws affecting the enforcement of creditor’s rights.

Section 3.05      Financial Statements. (A) Seller has heretofore furnished to Buyer a copy of (a) its balance sheet for the fiscal year of Seller ended December 31, 2022 and the related statements of income for Seller for such fiscal year, with the opinion thereon of Deloitte & Touche LLP and (b) its balance sheet for the quarterly fiscal period of Seller ended December 31, 2022 and the related statements of income for Seller for such quarterly fiscal period. All such financial statements are accurate, complete and correct and fairly present, in all material respects, the financial condition of Seller (subject to normal year-end adjustments) and the results of its operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis, and to the best of Seller’s knowledge, do not omit any material fact as of the date(s) thereof. Since December 31, 2022, there has been no material adverse change in the consolidated business, operations or financial condition of Seller from that set forth in said financial statements nor is Seller aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. Seller has no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing.

(B)            Seller has heretofore caused VFN Guarantor to furnish to Buyer a copy of (a) its balance sheet for the fiscal year of VFN Guarantor ended December 31, 2022 and the related statements of income for VFN Guarantor for such fiscal year, with the opinion thereon of Deloitte & Touche LLP and (b) its balance sheet for the quarterly fiscal period of VFN Guarantor ended December 31, 2022 and the related statements of income for VFN Guarantor for such quarterly fiscal period. All such financial statements are accurate, complete and correct and fairly present, in all material respects, the financial condition of VFN Guarantor (subject to normal year-end adjustments) and the results of its operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis, and to the best of Seller’s knowledge, do not omit any material fact as of the date(s) thereof. Since December 31, 2022, there has been no material adverse change in the consolidated business, operations or financial condition of VFN Guarantor from that set forth in said financial statements nor is Seller aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. VFN Guarantor has no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of VFN Guarantor except as heretofore disclosed to Buyer in writing.

Section 3.06      No Event of Default. There exists no (a) Event of Default under Section 7.01 hereof or (b) default under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities or other instrument or contractual or legal obligation to which it is a party or by which it is bound in any respect that could reasonably be expected to result in a Material Adverse Effect.

Section 3.07      Solvency. As of the date hereof and immediately after giving effect to each Transaction, the fair value of its assets is greater than the fair value of its liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of it in accordance with GAAP) and Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. Seller is not selling and/or pledging any Repurchase Assets with any intent to hinder, delay or defraud any of its creditors.

Section 3.08      No Conflicts. The execution, delivery and performance by of Seller of this Agreement, any Transaction Notice hereunder and the Program Agreements do not constitute or will not result in (a) any breach of any term or provision of the organizational documents of Seller, (b) a breach of any indenture, loan agreement, warehouse line of credit, repurchase agreement, mortgage, deed of trust, Ginnie Mae Contract or any other material contractual obligation of it; (c) a material default or an acceleration under any of the foregoing; (d) the violation of any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Seller or its property, which conflict would have a Material Adverse Effect; (e) require the creation or imposition of any Lien upon any of the properties or assets of Seller (other than any Liens created under any of this Agreement, any Transaction Notice and the Program Agreements in favor of Buyer), or (f) or require any approval of stockholders, members or partners or any approval or consent of any Person under any material contractual obligation of the it, except for such approvals or consents which have been obtained on or before the Closing Date.

Section 3.09      True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of Seller or any Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Seller or any Affiliate or officer thereof, negotiation, preparation, or delivery of this Agreement or the other Program Agreements, included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, are true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP. There is no fact known to it that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Agreements or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished in writing to Buyer for use in connection with the transactions contemplated hereby or thereby.

Section 3.10      Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority, court or other Person is required under applicable law in connection with the execution, delivery and performance by Seller of this Agreement, any Transaction Notice and the Program Agreements.

Section 3.11      Litigation. There is no action, proceeding or investigation pending with respect to which Seller has received service of process or, to the best of Seller’s knowledge threatened or affecting it or any of its property against it before any court, administrative agency or other tribunal (A) asserting the invalidity of this Agreement, any Transaction, Transaction Notice or any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any Transaction Notice or any Program Agreement, (C) makes a claim individually or in the aggregate in an amount greater than 5% of VFN Guarantor’s Adjusted Tangible Net Worth, (D) which requires filing with the SEC in accordance with the 1934 Act or any rules thereunder, (E) which has resulted in the voluntary or involuntary suspension of a license, a cease and desist order, or such other action as could adversely impact Seller’s business, or (F) which might materially and adversely affect the validity of the Purchased Assets or the performance by it of its obligations under, or the validity or enforceability of, this Agreement, any Transaction Notice or any Program Agreement which could be reasonably likely to have a Material Adverse Effect.

Section 3.12      Material Adverse Change. There has been no event or circumstance since March 31, 2023, which is reasonably likely to have a Material Adverse Effect on Seller.

Section 3.13      Ownership.

(a)            Seller has good, valid, insurable (in the case of real property) and marketable title to all of its properties and other assets, whether real or personal, tangible or intangible, reflected on the financial statements delivered to Buyer, except for such properties and other assets that have been disposed of in the ordinary course of business of its business, and all such properties and other assets are free and clear of all liens except as disclosed in such financial statements.

(b)            Seller has good title to all of the Repurchase Assets, free and clear of all mortgages, security interests, restrictions, Liens and encumbrances of any kind other than the Liens created hereby or contemplated herein, and any Transaction shall convey all of Seller’s right, title and interest in and to the related Purchased Assets to Buyer.

(c)            Each item of the Repurchase Assets was acquired by Seller in the ordinary course of its business, in good faith, for value and without notice of any defense against or claim to it on the part of any Person.

(d)            There are no agreements or understandings between Seller and any other party which would modify, release, terminate or delay the attachment of the security interests granted to Buyer under this Agreement.

(e)            The provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets.

(f)            Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party” and Seller as “Debtor”, and describing the Repurchase Assets, in the recording offices of the Secretary of State of Delaware the security interests granted hereunder in the Repurchase Assets will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Repurchase Assets which can be perfected by filing under the Uniform Commercial Code.

Section 3.14      The Note. Seller has (i) delivered the Note, (ii) duly endorsed the Note to Buyer or Buyer’s designee, (iii) notified the Indenture Trustee of such transfer and (iv) completed all documents required to effect such transfer in the Note Register, including, without limitation, receipt by the Note Registrar of the Rule 144A Note Transfer Certificate and such other information and documents that may be required pursuant to the terms of the Indenture. In addition, Buyer has received all other Program Agreements (including, without limitation, all exhibits and schedules referred to therein or delivered pursuant thereto), all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof and all agreements and other material documents relating thereto, and Seller hereby certifies that the copies delivered to Buyer by Seller are true and complete. None of such documents has been amended, supplemented or otherwise modified (including waivers) since the respective dates thereof, except by amendments, copies of which have been delivered to Buyer. Each such document to which Seller is a party has been duly executed and delivered by Seller and is in full force and effect, and no default or material breach has occurred and is continuing thereunder.

Section 3.15      Taxes. Seller and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have paid all taxes, assessments, fees and other governmental charges levied upon it or its property or income (whether or not shown on such tax returns) that are due and payable, including interest and penalties, except for any such taxes, assessments, fees and other governmental charges as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate. Any taxes, fees and other governmental charges payable by it in connection with a Transaction and the execution and delivery of this Agreement, any Transaction Notice and the Program Agreements have been paid.

Section 3.16      Investment Company. Neither Seller nor any of its Subsidiaries are required to register, nor will Seller or any of its Subsidiaries be required to register as a result of the transactions contemplated hereby, as an “investment company” under the Investment Company Act of 1940 and although there may be additional exclusions or exemptions available to Seller, Seller will rely on Section 3(c)(5)(C) under the Investment Company Act for its exclusion from the definition of “investment company”; no one acting on Seller’s behalf has taken any action that would require registration of Seller or any of its Subsidiaries under the Investment Company Act, and no one acting on Seller’s behalf has authorized or will authorize any Person to act in such manner; provided, however, that any entity that is under the management of PNMAC Capital Management LLC in its capacity as an “investment adviser” within the meaning of the Investment Advisers Act of 1940 and is otherwise not directly or indirectly owned or controlled by Seller shall not be deemed a “Subsidiary” for the purposes of this Section 3.16. No Transaction represents an “ownership interest” in Seller for purposes of the “Volcker Rule” (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act). Seller is structured so as not to constitute a “covered fund” as defined in the final regulations issued December 10, 2013, implementing the “Volcker Rule” (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

Section 3.17      Chief Executive Office; Jurisdiction of Organization. On the Closing Date, Seller’s chief executive office, is, and has been, located at 3043 Townsgate Road, Westlake Village, CA 91361. On the Closing Date, Seller’s jurisdiction of organization is the State of Delaware. Seller has no trade name. During the preceding five (5) years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

Section 3.18      Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes and records relating to the Repurchase Assets is its chief executive office.

Section 3.19      ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect (i) Seller, its ERISA Affiliates, and each Plan are in compliance in all respects with the requirements of ERISA and the Code, (ii) no Reportable Event has occurred with respect to any Plan, (iii) no Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (iv) Seller and its Subsidiaries and their respective ERISA Affiliates do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”), (v) Seller and its Subsidiaries and their respective ERISA Affiliates have made all required contributions to each Plan, and to each Multiemployer Plan to which it is obligated to contribute, and (vi) no event or condition described in Section 6.24(a)(6) has occurred or exists, other than an event or condition with respect to which notice has been provided in accordance with Section 6.24(a)(6).

Section 3.20      Financing of Note and Additional Balances. Each Transaction will be used to purchase the Note and one or more Additional Balances relating thereto, which Note will be conveyed and/or sold by Seller to Buyer.

Section 3.21      Agreements. Neither Seller nor any Subsidiary of Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 3.05 hereof. Neither Seller nor any Subsidiary of Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of Seller. No holder of any indebtedness of Seller or of any of its Subsidiaries has given notice of any asserted default thereunder.

Section 3.22      Other Indebtedness. All Indebtedness (other than Indebtedness evidenced by this Agreement) of Seller existing on the Closing Date is listed on Exhibit B hereto (the “Existing Indebtedness”).

Section 3.23      No Reliance. Seller has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

Section 3.24      Plan Assets. Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Assets are not “plan assets” within the meaning of 29 CFR § 2510.3 101 as amended by Section 3(42) of ERISA, in Seller’s hands, and transactions by or with Seller are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

Section 3.25      Anti-Money Laundering Laws. The Seller has complied in all material respects with all Anti-Money Laundering Laws and has established an anti-money laundering compliance program, and such other procedures and controls to remain in material compliance with all applicable Anti-Money Laundering Laws.

Section 3.26      Anti-Corruption Laws.

(a)            Seller is and will remain in compliance with all applicable Anti-Corruption Laws, and agrees that no part of the proceeds of the Purchase Price will be used, directly or to its knowledge indirectly, by any Person for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)            Seller acknowledges by executing this Agreement and the other Program Agreements to which Seller is a party that Buyer has notified it that, pursuant to the requirements of the Patriot Act, Buyer is required to obtain, verify and record such information as may be necessary to identify Seller, and confirm that the administrator of Seller (or the administrator of the applicable direct or indirect owner of Equity Interests of it) has obtained, verified and recorded such information as may be necessary to identify any Person owning twenty-five percent (25%) or more of the direct Equity Interests of it (including, without limitation, the name and address of such Person), in each case, in accordance with the Patriot Act.

(c)            None of Seller or any director, officer, agent or employee of Seller, has used or to its knowledge indirectly used any of the proceeds of any Transaction (i) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) to make any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) to violate any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which Seller conducts its business and to which they are lawfully subject or (iv) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.27      Compliance with 1933 Act. Neither Seller nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Note, any interest in the Note or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Note, any interest in the Note or any other similar security from, or otherwise approached or negotiated with respect to the Note, any interest in the Note or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Note under the 1933 Act or which would render the disposition of the Note a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

Section 3.28      Compliance with Laws. Seller is not in violation of any of its certificate of formation or operating agreement (or corresponding organizational documents if it is not a limited liability company), of any provision of any applicable law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that could reasonably be expected to result in a Material Adverse Effect.

Section 3.29      The Ginnie Mae Contract. Seller has delivered to Buyer a copy of the Ginnie Mae Contract which was executed on Ginnie Mae’s standard forms, and Seller hereby represents and warrants that there has been no amendment to such Ginnie Mae Contract that would grant additional or more favorable rights to terminate the servicer from those rights specified in the Ginnie Mae Guide) and copies delivered to Buyer by Seller are true, correct and complete. Each such document to which Seller is a party has been duly executed and delivered by Seller and is in full force and effect, and no default or event of default (howsoever defined) has occurred and is continuing thereunder, except where the occurrence and continuance of such default or event of default would not reasonably be expected to result in a Material Adverse Effect. The Ginnie Mae Contract is in full force and effect, and Seller has not been terminated as the servicer under the Ginnie Mae Contract.

Section 3.30      Ginnie Mae Approvals. Seller is approved by Ginnie Mae as an approved issuer, and, to the extent necessary, approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act, as amended. In each such case, Seller is in good standing, with no event having occurred, including a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to Ginnie Mae or to HUD, FHA or VA.

Section 3.31      No Adverse Actions. To the extent approved by a Specified Governmental Entity, Seller has not received from any Specified Governmental Entity a notice of extinguishment or a notice indicating material breach, default or material non-compliance which could be reasonably likely to cause such Specified Governmental Entity to terminate, suspend, sanction or levy penalties against it, or a notice from any Specified Governmental Entity indicating any adverse fact or circumstance in respect of it which could be reasonably likely to cause such Specified Governmental Entity, to revoke any of its approvals or otherwise terminate, suspend it as an approved issuer, seller or servicer, as applicable, or with respect to which such adverse fact or circumstance has caused any Specified Governmental Entity to terminate it.

Section 3.32      Use of Proceeds. Seller will only use the proceeds of the Purchase Price as permitted under Section 2.08. No part of the proceeds of the Purchase Price will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. Seller is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of Seller that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock. Seller shall not use the proceeds of any Transaction to purchase any asset or securities from, or otherwise transfer the proceeds of the Purchase Price to, an “affiliate” of Buyer, as such term is defined in 12 C.F.R. Part 223.

Section 3.33      Reserved.

Section 3.34      Sanctions Compliance. Seller confirms as a condition of this agreement and warrants to Buyer that it will, and it will cause each Affiliate to, abide by all applicable economic sanctions laws and trade restrictions, administered or enforced from time to time by the United States, including those administered by OFAC or the U.S. Department of State (collectively “Sanctions”), In particular, Seller represents and warrants that neither it, nor any of the Seller or its respective Affiliates, officers, directors, partners, or members (i) is an entity or other person that: (a) appears on the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC; (b) is operating in, organized in, a national of or ordinarily resident in a country or territory subject to comprehensive sanctions, programs administered and enforced by OFAC, currently including, Cuba, Iran, Syria, North Korea, and the Crimean, Donetsk and Luhansk regions of Ukraine (“Sanctioned Jurisdiction”); (c) is otherwise the target of any Sanctions, including but not limited to U.S. Executive Order 14024 issued on April 15, 2021, U.S. Executive Order 13662 issued on March 20, 2014, and any directives or designations issued pursuant thereto; or (d) is directly or indirectly owned 50% or more in the aggregate, or controlled by or acting for or on behalf of entities or other persons described in clauses (a) through (c), above (any and all entities or other persons described in clauses (a) through (d) above are “Prohibited Persons”); (ii) engaged or engages in any dealings or transactions with or involving any Prohibited Persons or Sanctioned Jurisdiction; and (iii) otherwise engaged or engages in any dealings or transactions in violation of Sanctions.

ARTICLE IV

CONVEYANCE; REPURCHASE ASSETS; SECURITY INTEREST

Section 4.01      Ownership. Upon payment of the Purchase Price, Buyer shall become the sole owner of the Purchased Assets, free and clear of all liens and encumbrances.

Section 4.02      Security Interest.

(a)            Although the parties intend (other than for U.S. federal tax purposes) that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Primary Repurchase Assets”:

(i)            the Note identified on the Asset Schedule;

(ii)           all rights to reimbursement or payment of the Note and/or amounts due in respect thereof under the Note identified on the Asset Schedule;

(iii)          all records, instruments or other documentation evidencing any of the foregoing;

(iv)          all “general intangibles”, “accounts”, “chattel paper”, “securities accounts”, “investment property”, “deposit accounts” and “money” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing (including, without limitation, all of Seller’s rights, title and interest in and under the Base Indenture and the Series 2023-MSRVF2 Indenture Supplement); and

(v)           any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(b)            Buyer and Seller hereby agree that in order to further secure Seller’s Obligations hereunder, Seller hereby assigns, pledges, conveys and grants to Buyer a security interest in (i) as of the Closing Date, Seller’s rights (but not its obligations) under the Program Agreements including without limitation any rights to receive payments thereunder or any rights to collateral thereunder whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Rights”) and (ii) all collateral however defined or described under the Program Agreements to the extent not otherwise included under the definitions of Primary Repurchase Assets or Repurchase Rights (such collateral, “Additional Repurchase Assets,” and collectively with the Primary Repurchase Assets and the Repurchase Rights, the “Repurchase Assets”) to secure the Obligations.

(c)            The foregoing provisions of this Section 4.02 are intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and the Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

Section 4.03      Further Documentation. At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request (x) to obtain, preserve, perfect, protect or more fully evidence Buyer’s security interest in the Purchased Assets, (y) for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted or (z) to enable Buyer to exercise or enforce any of its rights hereunder or under any other Program Agreement, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any applicable jurisdiction with respect to the Liens created hereby or amendments thereto or assignments thereof and such other instruments or notices, as Buyer may reasonably require. Seller also hereby authorizes Buyer to file any such financing or continuation statement, and amendments thereto and assignments thereof to the extent permitted by applicable law.

Section 4.04      Changes in Locations, Name, etc. Seller shall not (a) change the location of its chief executive office/chief place of business from that specified in Section 3.17 or (b) change its name or corporate structure (or the equivalent) or jurisdiction of organization from the jurisdiction referred to in Section 3.17, unless it shall have given Buyer at least thirty (30) days’ prior written notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed necessary by Buyer to continue its perfected status in the Repurchase Assets with the same or better priority.

Section 4.05      Performance by Buyer of Seller’s Obligations. If Seller fails to perform or comply with any of its agreements contained in the Program Agreements and Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable (under the circumstances) out-of-pocket expenses of Buyer actually incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Pricing Rate shall be payable by Seller to Buyer on demand and shall constitute Obligations. Such interest shall be computed on the basis of the actual number of days in each Price Differential Period and a 360-day year.

Section 4.06      Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Repurchase Assets received by Seller consisting of cash, checks and other liquid assets readily convertible to cash items shall be held by Seller in trust for Buyer, segregated from other funds of Seller, and shall forthwith upon receipt by Seller be turned over to Buyer in the exact form received by Seller (duly endorsed by Seller to Buyer, if required) and (b) any and all such proceeds received by Buyer (whether from Seller or otherwise) may, in the sole discretion of Buyer, be held by Buyer as collateral security for, and/or then or at any time thereafter may be applied by Buyer against, the Obligations (whether matured or unmatured), such application to be in such order as Buyer shall elect. Any balance of such proceeds remaining after the Obligations shall have been paid in full and this Agreement shall have been terminated shall be paid over to Seller or to whomsoever may be lawfully entitled to receive the same.

Section 4.07      Remedies. If an Event of Default shall occur and be continuing, Buyer may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Uniform Commercial Code (including without limitation, Buyer’s rights to a strict foreclosure under Section 9-620 of the Uniform Commercial Code). Without limiting the generality of the foregoing, Buyer may seek the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of Seller or any of Seller’s property. Buyer without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required under this Agreement or by law referred to below) to or upon Seller or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Repurchase Assets, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Repurchase Assets or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of Buyer or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Buyer shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Repurchase Assets so sold, free of any right or equity of redemption in Seller, which right or equity is hereby waived or released. Seller further agrees, at Buyer’s request, to assemble the Repurchase Assets and make it available to Buyer at places which Buyer shall reasonably select, whether at Seller’s premises or elsewhere. Buyer shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable (under the circumstances) out-of-pocket costs and expenses of every kind actually incurred therein or incidental to the care or safekeeping of any of the Repurchase Assets or in any way relating to the Repurchase Assets or the rights of Buyer hereunder, including without limitation reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as Buyer may elect, and only after such application and after the payment by Buyer of any other amount required or permitted by any provision of law, including without limitation Section 9-615 of the Uniform Commercial Code, need Buyer account for the surplus, if any, to Seller. To the extent permitted by applicable law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer. If any notice of a proposed sale or other disposition of Repurchase Assets shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Seller shall remain liable for any deficiency (plus accrued interest thereon as contemplated herein) if the proceeds of any sale or other disposition of the Repurchase Assets are insufficient to pay the Obligations and the fees and disbursements in amounts reasonable under the circumstances, of any attorneys employed by Buyer to collect such deficiency.

Section 4.08      Limitation on Duties Regarding Preservation of Repurchase Assets. Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Repurchase Assets in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Buyer deals with similar property for its own account. Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Repurchase Assets or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Repurchase Assets upon the request of Seller or otherwise.

Section 4.09      Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Repurchase Assets are irrevocable and powers coupled with an interest.

Section 4.10      Release of Security Interest. Upon the latest to occur of (a) the repayment to Buyer of all Obligations hereunder, and (b) the occurrence of the Termination Date, Buyer shall release its security interest in any remaining Repurchase Assets hereunder and shall promptly execute and deliver to Seller such documents or instruments as Seller shall reasonably request to evidence such release.

Section 4.11      Reinstatement. All security interests created by this Article IV shall continue to be effective, or be reinstated, as the case may be, if at any time any payment, or any part thereof, of any Obligation of Seller is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller or any substantial part of its property, or otherwise, all as if such release had not been made.

Section 4.12      Subordination. Seller shall not seek in any Insolvency Event of the Issuer to be treated as part of the same class of creditors as Administrative Agent and Buyer and shall not oppose any pleading or motion by Administrative Agent and Buyer advocating that Administrative Agent and Buyer should be treated as a separate class of creditors from Seller. Seller acknowledges and agrees that its rights with respect to the Repurchase Assets are and shall continue to be at all times while the obligations are outstanding junior and subordinate to the rights of Administrative Agent and Buyer under this Agreement.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01      Initial Transaction. The obligation of Buyer to enter into Transactions with Seller hereunder is subject to the satisfaction, immediately prior to or concurrently with the entering into such Transaction, of the condition precedent that Buyer shall have received all of the following items, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(a)            Program Agreements and Note. The Program Agreements and Note, in all instances duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(b)            Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(c)            Organizational Documents. A certificate of the corporate secretary of Seller in form and substance acceptable to Buyer, attaching certified copies of Seller’s certificate of formation, operating agreement and corporate resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

(d)            Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of Seller, dated as of no earlier than the date ten (10) Business Days prior to the Closing Date.

(e)            Incumbency Certificate. An incumbency certificate of the corporate secretary of each of Seller, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(f)            Fees. Buyer shall have received payment in full of all fees and Expenses (including, without limitation the Commitment Fee) which are payable hereunder to Buyer on or before such date.

Section 5.02      All Transactions. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(a)            Transaction Notice and Asset Schedule. In accordance with Section 2.02 hereof, Buyer shall have received from Seller a Transaction Notice with an updated Asset Schedule which includes the Note and any Additional Balance, if applicable, related to a proposed Transaction hereunder on such Business Day.

(b)            No Margin Deficit. After giving effect to each new Transaction, the aggregate outstanding amount of the Purchase Price shall not exceed the Asset Value of the Note then in effect.

(c)            No Default. No Default or Event of Default exists or shall have occurred and be continuing immediately after giving effect to such new Transaction.

(d)            Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on Base Rate.

(e)            Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, (i) if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date and (ii) if any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects, as written).

(f)            Note. Buyer shall have received the Note and evidence of the Additional Balances relating to any Purchased Assets, which is in form and substance satisfactory to Buyer in its sole discretion.

(g)            Requirements of Law. None of the Administrative Agent or Buyer shall have determined that the introduction of any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to the Administrative Agent or Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for the Administrative Agent or Borrower to enter into any Transaction.

(h)            No Material Adverse Change. Since the Closing Date, there has been no event or circumstance which is reasonably likely to have a Material Adverse Effect on Seller.

(i)            Fees. Buyer shall have received payment in full of all fees and Expenses which are payable hereunder to Buyer on or before such date.

Section 5.03      Closing Subject to Conditions Precedent. The obligation of Buyer to purchase the Note is subject to the satisfaction on or prior to the Closing Date of the following conditions (any or all of which may be waived by Buyer):

(a)            Performance by the Issuer and PLS. All the terms, covenants, agreements and conditions of the Transaction Documents and the Acknowledgment Agreement to be complied with, satisfied, observed and performed by the Issuer, and PLS on or before the Closing Date shall have been complied with, satisfied, observed and performed in all material respects.

(b)            Representations and Warranties. Each of the representations and warranties of the Issuer and PLS made in the Transaction Documents and the Acknowledgment Agreement shall be true and correct in all material respects as of the Closing Date (or, (i) if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date and (ii) if any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects).

(c)            Officer’s Certificate. The Administrative Agent, Buyer and the Indenture Trustee shall have received in form and substance reasonably satisfactory to the Administrative Agent an officer’s certificate from PLS and a certificate of a Responsible Officer of the Issuer, dated the Closing Date, each certifying to the satisfaction of the conditions set forth in the preceding paragraphs (a) and (b), in each case together with incumbency, by-laws, resolutions and good standing.

(d)            Opinions of Counsel to the Issuer and PLS. Counsel to the Issuer and PLS shall have delivered to the Administrative Agent, Buyer and the Indenture Trustee favorable opinions, dated the Closing Date and satisfactory in form and substance to the Administrative Agent and its counsel, relating to corporate matters, enforceability, safe harbor and perfection and an opinion as to which state’s law applies to security interest and perfection matters. In addition to the foregoing, PLS, as servicer, shall have caused its counsel to deliver to the Issuer, Buyer, as purchaser of the Note hereunder, the Administrative Agent and the Indenture Trustee an opinion as to certain tax matters dated as of the Closing Date, satisfactory in form and substance to the Administrative Agent, Buyer and their respective counsel.

(e)            Officer’s Certificate of Indenture Trustee. The Administrative Agent and Buyer shall have received in form and substance reasonably satisfactory to the Administrative Agent an Officer’s Certificate from the Indenture Trustee, dated the Closing Date, with respect to the Base Indenture, together with incumbency and good standing.

(f)            Opinions of Counsel to the Indenture Trustee. Counsel to the Indenture Trustee shall have delivered to the Administrative Agent and Buyer a reliance letter dated as of the date hereof allowing them to rely upon its opinion letters related to the enforceability of the Base Indenture and reasonably satisfactory in form and substance to Administrative Agent and Buyer and their respective counsel.

(g)            Opinions of Counsel to the Owner Trustee. Delaware counsel to the Owner Trustee of the Issuer shall have delivered to the Administrative Agent and Buyer a reliance letter, dated as of the date hereof, allowing them to rely upon its opinion letters related to the formation, existence and standing of the Issuer and of the Issuer’s execution, authorization and delivery of each of the Transaction Documents and the Acknowledgment Agreement to which it is a party and such other matters as the Administrative Agent may reasonably request and reasonably satisfactory in form and substance to Administrative Agent and Buyer and their respective counsel.

(h)            Filings and Recordations. The Administrative Agent, Buyer and the Indenture Trustee shall have received evidence reasonably satisfactory to the Administrative Agent of (i) the completion of all recordings, registrations and filings as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect or evidence: (A) the assignment by PLS, as Seller, to the Issuer of the ownership interest in the Purchased Assets conveyed pursuant to the PC Repurchase Agreement and the proceeds thereof and (ii) the completion of all recordings, registrations, and filings as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect or evidence the grant of a first priority perfected security interest in the Issuer’s ownership interest in the Purchased Assets in favor of the Indenture Trustee, subject to no Liens prior to the Lien created by the Base Indenture.

(i)            Documents. The Administrative Agent, Buyer and the Indenture Trustee shall have received a duly executed counterpart of each of the Transaction Documents (including the Pricing Side Letter related to the Note), in form acceptable to Buyer, the Acknowledgment Agreement, the Note and each and every document or certification delivered by any party in connection with any such Transaction Documents, the Acknowledgment Agreement or the Note, and each such document shall be in full force and effect.

(j)            Actions or Proceedings. No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation of, or to invalidate, any of the transactions contemplated by the Transaction Documents, the Acknowledgment Agreement, the Note and the documents related thereto in any material respect.

(k)            Approvals and Consents. All Governmental Actions of all Governmental Authorities required with respect to the transactions contemplated by the Transaction Documents, the Acknowledgment Agreement, the Note and the documents related thereto shall have been obtained or made.

(l)            Fees, Costs and Expenses. Buyer shall have received payment in full of all fees and Expenses (including, without limitation the Commitment Fee) which are payable hereunder to Buyer on or before the Closing Date, and the fees, costs and expenses payable by the Issuer and PLS on or prior to the Closing Date pursuant to this Agreement or any other Transaction Document shall have been paid in full.

(m)            Other Documents. PLS shall have furnished to the Administrative Agent, Buyer and the Indenture Trustee such other opinions, information, certificates and documents as the Administrative Agent may reasonably request.

(n)            MSR Valuation Agent. PLS shall have engaged the MSR Valuation Agent pursuant to an agreement reasonably satisfactory to the Administrative Agent.

(o)            Proceedings in Contemplation of Sale of the Note. All actions and proceedings undertaken by the Issuer and PLS in connection with the issuance and sale of the Note as herein contemplated shall be satisfactory in all respects to the Administrative Agent, Buyer and their respective counsel.

(p)            Advance Rate Reduction Event, Servicer Termination Events, Events of Default and Funding Interruption Events. No Advance Rate Reduction Event, Servicer Termination Event, Event of Default or Funding Interruption Event shall then be occurring.

(q)            Satisfaction of Conditions. Each of the Funding Conditions shall have been satisfied.

If any condition specified in this Section 5.03 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by Buyer by notice to PLS at any time at or prior to the Closing Date, and Buyer shall incur no liability as a result of such termination.

ARTICLE VI

COVENANTS

Seller covenants and agrees that until the payment and satisfaction in full of all Obligations, whether now existing or arising hereafter, shall have occurred:

Section 6.01      Litigation. Seller will promptly, and in any event within three (3) Business Days after Seller has actual knowledge, give to Buyer notice of any action, suit or proceeding instituted by or against Seller or any of its Subsidiaries in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against Seller, in any case, if such action, suit or proceeding (x) involves a potential liability, on an individual or aggregate basis, with respect to which such action, suit or proceeding will result in a liability equal to or greater than 5% of VFN Guarantor’s Adjusted Tangible Net Worth, (y) is reasonably likely to result in a Material Adverse Effect or (z) questions or challenges the validity or enforceability of any of the Program Agreements or challenges the sale or the lien (or lien priority) granted thereunder. On the twelfth (12th) day of each fiscal quarter (or if such day is not a Business Day, the next succeeding Business Day), Seller will provide to Administrative Agent and Buyer a litigation docket listing all litigation, actions, suits, arbitrations, investigations (including any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller or any of its Subsidiaries or affecting any of the Property or any of them before any Governmental Authority. Seller will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.

Section 6.02      Prohibition of Fundamental Changes. Seller shall not (a) enter into any transaction of merger or consolidation or amalgamation with any Person; (b) liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution); (c) sell, lease or otherwise dispose of, or agree to do any of the foregoing at any future time, all or substantially all of its assets; (d) enter into any transaction or series of transactions to adopt, file, effect or consummate a Division, or otherwise permits any such Division to be adopted, filed, effected or consummated; or (e) form or enter into any partnership, joint venture, syndicate or other combination which could be reasonably likely to result in a Material Adverse Effect; provided, that Seller may merge or consolidate with any Person if Seller is the surviving entity if after giving effect thereto, no Default would exist hereunder.

Section 6.03      [Reserved].

Section 6.04      No Adverse Claims. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Assets against all adverse claims and demands.

Section 6.05      Assignment. Except as permitted herein, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets or any interest therein, provided that this Section 6.06 shall not prevent any transfer of Purchased Assets in accordance with the Program Agreements.

Section 6.06      Security Interest. Seller shall do all things necessary to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Assets to comply with all applicable rules, regulations and other laws. Seller will not allow any default for which Seller is responsible to occur under any Purchased Assets or any Program Agreement and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets and any Program Agreement.

Section 6.07      Records.

(a)            Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice for assets similar to the Purchased Assets, including those maintained pursuant to Section 6.08, and all such Records shall be in Seller’s possession unless Buyer otherwise approves. Seller will maintain all such Records in good and complete condition in accordance with industry practices for assets similar to the Purchased Assets and preserve them against loss.

(b)            For so long as Buyer has an interest in or lien on any Purchased Assets, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.

(c)            Upon reasonable advance notice from Buyer, Seller shall (x) make any and all such Records available to Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

Section 6.08      Books. Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business in which complete entries will be made in accordance with GAAP consistently applied, and shall clearly reflect therein the transfer of Purchased Assets to Buyer.

Section 6.09      Approvals. Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Agreements, and Seller shall conduct its business strictly in accordance with applicable law.

Section 6.10      Insurance. Seller shall maintain or cause to be maintained, at its own expense, insurance coverage as is customary, reasonable and prudent in light of the size and nature of Seller’s business as of any date after the Closing Date. Seller shall be deemed to have complied with this provision if one of its Affiliates has such policy coverage and, by the terms of any such policies, the coverage afforded thereunder extends to Seller. Upon the request of Buyer at any time subsequent to the Closing Date and in no event more than once per calendar year unless an Event of Default shall have occurred and be continuing, Seller shall cause to be delivered to Buyer, a certification evidencing Seller’s coverage under any such policies.

Section 6.11      Distributions. If a Default has occurred and is continuing, Seller shall not pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, or redeem, purchase, retire, or otherwise acquire any of its Equity Interests, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition either directly or indirectly, whether in cash or property or in obligations of Seller.

Section 6.12      Applicable Law. Seller shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and shall maintain its status with Ginnie Mae as an approved issuer in accordance with applicable law and all rules, policies, procedures and standards of Ginnie Mae.

Section 6.13      Existence; Ginnie Mae Approvals.

(a)            Seller shall preserve and maintain its legal existence and all of its governmental licenses, authorizations, consents and approvals necessary for Seller to conduct its business and to perform its obligations under the Transaction Documents and the Acknowledgment Agreement.

(b)            Seller shall maintain adequate financial standing, procedures, and experienced personnel necessary for the sound servicing (or for the prudent oversight of subservicers to ensure the sound servicing) of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance, in all material respects, with Accepted Servicing Practices and the terms of the Ginnie Mae Contract.

(c)            Seller shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including truth in lending, real estate settlement procedures and all environmental laws) if the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

(d)            Seller shall maintain its status with Ginnie Mae as an approved issuer, and shall be in good standing with Ginnie Mae in accordance with applicable law and all rules, policies, procedures and standards of Ginnie Mae (collectively, “Ginnie Mae Approvals”).

(e)            Seller shall and shall cause any subservicer to service all MSRs in accordance with the Ginnie Mae Requirements.

(f)            Should Seller, (x) receive written notice of any material default or notice of termination of servicing for cause under the Ginnie Mae Contract, or (y) for any reason, cease to possess all applicable Ginnie Mae Approvals, or should notification from Ginnie Mae or HUD, FHA or VA as described in Section 3.31 be received, Seller shall so notify Buyer in writing within three (3) Business Days. Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of its Ginnie Mae Approvals at all times during the term of this Agreement.

Section 6.14      Change in Organizational Documents. Seller shall not amend, modify or otherwise change any of its Organizational Documents in any material respect, or except any such amendments, modifications or changes or any such new agreements or arrangements that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that Seller shall deliver written notice to Buyer within thirty (30) days of any material amendment to its Organizational Documents.

Section 6.15      Taxes. Seller shall timely file all tax returns that are required to be filed by it and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

Section 6.16      Transactions with Affiliates. Other than the purchase of the Note, Seller will not, directly or indirectly, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction (a) does not result in a Default hereunder, (b) is in the ordinary course of Seller’s business and (c) is upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 6.15 to any Affiliate.

Section 6.17      Guarantees. Seller shall not create, incur, assume or suffer any Guarantees, in excess of $250,000, except to the extent reflected in Seller’s financial statements or notes thereto.

Section 6.18      Indebtedness. Seller shall not incur any additional material Indebtedness other than (i) the Existing Indebtedness specified on Exhibit B hereto; (ii) Indebtedness incurred with Buyer or its Affiliates; (iii) Indebtedness incurred in connection with new or existing secured lending facilities and (iv) usual and customary accounts payable for a mortgage company, without the prior written consent of Buyer.

Section 6.19      True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller, any Affiliate thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller are and will be true and complete in all material respects and do not and shall not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Seller to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

Section 6.20      No Pledge. Except as contemplated herein, Seller shall not pledge, grant a security interest or assign any existing or future rights to service any of the Repurchase Assets or pledge or grant to any other Person any security interest in the Note.

Section 6.21      Plan Assets. Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and Seller shall not use “plan assets” within the meaning of 29 CFR § 2510.3 101, as amended by Section 3(42) of ERISA to engage in this Agreement or any Transaction hereunder. Transactions to or with Seller shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

Section 6.22      Sharing of Information. Seller shall allow Buyer to exchange information related to Seller and the Transactions hereunder with third party lenders, permitted assignees, Participants and credit insurance providers and Seller shall permit each third party to share such information with Buyer.

Section 6.23      Modification of the Base Indenture and Series 2023-MSRVF2 Indenture Supplement. Seller shall not consent with respect to any of the Base Indenture and the Series 2023-MSRVF2 Indenture Supplement related to the Purchased Assets, to (i) the modification, amendment or termination of such the Base Indenture and the Series 2023-MSRVF2 Indenture Supplement, (ii) the waiver of any provision of the Base Indenture and the Series 2023-MSRVF2 Indenture Supplement, or (iii) the resignation of PLS as servicer under the Base Indenture and the Series 2023-MSRVF2 Indenture Supplement, or the assignment, transfer, or material delegation of any of its rights or obligations, under such the Base Indenture and the Series 2023-MSRVF2 Indenture Supplement, without the prior written consent of Buyer exercised in Buyer’s sole discretion.

Section 6.24      Reporting Requirements.

(a)            Seller shall furnish to Buyer (i) promptly (but in no event later than three (3) Business Days after Seller has actual knowledge) copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Seller hereunder which is given to Seller’s lenders, (ii) immediately upon knowledge, notice of the occurrence of (1) any Default hereunder; (2) any default or material breach by Seller of any obligation under any Program Agreement or any material contract or agreement of Seller or (3) the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default and (iii) the following:

(1)            as soon as available and in any event within forty-five (45) calendar days after the end of each calendar month, the unaudited balance sheet of Seller, as at the end of such period and the related unaudited consolidated statements of income for Seller, including changes in shareholders’ equity (or its equivalent), for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements or financial statements, as applicable, fairly present in all material respects the consolidated financial condition or financial condition, as applicable, and results of operations of Seller in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(2)            as soon as available and in any event within forty-five (45) calendar days after the end of each calendar quarter, the unaudited cash flow statements of Seller, as at the end of such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements or financial statements, as applicable, fairly present in all material respects the consolidated financial condition or financial condition, as applicable, and results of operations of Seller in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(3)            as soon as available and in any event within ninety (90) days after the end of each fiscal year of Seller, the balance sheet of Seller, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Seller and changes in shareholders’ equity (or its equivalent) for such year, setting forth in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Buyer in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements or financial statements, as applicable, fairly present the consolidated financial condition or financial condition, as applicable, and results of operations of Seller as at the end of, and for, such fiscal year in accordance with GAAP;

(4)            such other prepared statements that Buyer may reasonably request;

(5)            from time to time (x) such other information regarding the financial condition, operations, or business of Seller as Buyer may reasonably request and (y) information and documentation reasonably requested by Buyer for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(6)            as soon as reasonably possible, and in any event within five (5) Business Days after Seller has knowledge or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists (each, an “ERISA Event”), a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or any of its Subsidiaries or ERISA Affiliates, as applicable, propose to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or any of its Subsidiaries or ERISA Affiliates with respect to such event or condition):

a.            any Reportable Event or failure to meet minimum funding standards with respect to a Plan; provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA with respect to a Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code or any request for a waiver under Section 412(c) of the Code for any Plan;

b.            the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or its Subsidiaries or ERISA Affiliates;

c.            the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller or its Subsidiaries or ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

d.            the complete or partial withdrawal from a Multiemployer Plan by Seller or its Subsidiaries or ERISA Affiliates that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller or its Subsidiaries or ERISA Affiliates of notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

e.            the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller or its Subsidiaries or ERISA Affiliates to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) calendar days; and

f.            the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) and Section 436 of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller or its Subsidiaries or ERISA Affiliates fails to timely make a contribution or provide security to such Plan in accordance with the provisions of said Sections;

(7)            as soon as reasonably possible (but in no event later than three (3) Business Days after Seller has actual knowledge), notice of any of the following events:

a.            any material dispute, litigation, investigation, proceeding or suspension between Seller on the one hand, and any Governmental Authority or any Person;

b.            any material change in accounting policies or financial reporting practices of Seller;

c.            any material issues raised upon examination of Seller or Seller’s facilities by any Governmental Authority;

d.            [Reserved].

e.            promptly upon receipt of notice or knowledge of any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Assets;

f.            the filing, recording or assessment of any federal, state or local tax lien against Seller, or any of Seller’s assets, unless such filing, recording or assessment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Seller;

g.            any condition or event that constitutes an “event of default” under any Indebtedness with an outstanding principal amount greater than $25,000,000 or that notice has been given to any party thereunder with respect thereto or any fact that could reasonably be expected to have a Material Adverse Effect;

h.            any other action, event or condition of any nature that, with notice or lapse of time or both, would constitute a default under any agreement, instrument or indenture to which Seller is a party or to which Seller, its properties or assets may be subject that could reasonably be expected to lead to, or result in, a Material Adverse Effect;

i.            (i) any material penalties, sanctions or charges levied, or threatened to be levied, against Seller or any adverse change or threatened change made in writing in Seller’s Ginnie Mae Approval status, (ii) the commencement of any material non-routine investigation or the institution of any proceeding or the threat in writing of institution of any proceeding against Seller by any Specified Governmental Entity or any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of Seller or (iii) the commencement of any material investigation, or the institution of any material proceeding or the threat in writing of institution of any material proceeding against Seller by any city, county or municipal supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of Seller;

j.            (x) any material settlement with, or issuance of a consent order by, any Governmental Authority and (y) any settlement with, or issuance of a consent order by, any Governmental Authority; and

k.            of the occurrence of any event or change that has results in or could reasonably be expected to result in a Material Adverse Effect.

(b)            Officer’s Certificates. Seller will furnish to Buyer, at the time Seller furnishes each set of financial statements pursuant to Section 6.24(a)(iii)(1), (2) or (3) above, an Officer’s Compliance Certificate of Seller.

(c)            Monthly Reporting. Seller shall at all times maintain a current list (which may be stored in electronic form) of the Note and Additional Balances. Seller shall deliver to Buyer no later than the 25th day of each month (the “Monthly Report Date”) a cumulative Asset Schedule, each of which, when so delivered, shall replace the current Asset Schedule and which may be delivered in electronic form acceptable to Buyer. Each such updated Asset Schedule shall indicate the outstanding VFN Principal Balance of the Note as of the close of the preceding week. As of each Monthly Report Date, Seller hereby certifies, represents and warrants to Buyer that each such updated Asset Schedule is true, complete and correct in all material respects.

(d)            Hedging Reports. Seller shall deliver to Buyer a monthly summary hedge report (data elements to be agreed upon by Seller and Buyer). To the extent Seller retains any Person(s) to perform hedging services on behalf of Seller, Seller hereby grants Buyer authority to contact, request and receive hedging reports directly from such Person(s) at no cost to Buyer. Further, Seller shall instruct such Person(s), upon reasonable notice from Buyer and during normal business hours, to answer candidly and fully, at no cost to Buyer, any and all questions that Buyer may address to them in reference to the hedging reports of Seller.

(e)            Other. Seller shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement and the Indenture (including, without limitation, all reports and information delivered by the Issuer, the Administrator or the Indenture Trustee relating to the Note). Seller understands and agrees that all reports and information provided to Buyer by or relating to Seller may be disclosed to Buyer’s Affiliates.

(f)            Regulatory Reporting Compliance. Seller shall, on or before the last Business Day of the fifth (5th) month following the end of each of Seller’s fiscal years (December 31), beginning with the fiscal year ending in 2022, deliver to Buyer a copy of the results of any Uniform Single Attestation Program for Mortgage Bankers or an Officer’s Certificate that satisfies the requirements of Item 1122(a) of Regulation AB, an independent public accountant’s report that satisfies the requirements of Item 1123 of Regulation AB, or similar review conducted on Seller by its accountants, and such other reports as Seller may prepare relating to its servicing functions as Seller.

Section 6.25      Liens on Substantially All Assets. Seller shall not grant a security interest to any Person other than Buyer or an Affiliate of Buyer in substantially all assets of Seller unless Seller has entered into an amendment to this Agreement that grants to Buyer a pari passu security interest on such assets.

Section 6.26      Litigation Summary. On each date on which the Officer’s Compliance Certificate is delivered, Seller shall provide to Buyer a true and correct summary of all material actions, notices, proceedings and investigations pending with respect to which Seller has received service of process or other form of notice or, to the best of Seller’s knowledge, threatened against it, before any court, administrative or governmental agency or other regulatory body or tribunal.

Section 6.27      Material Change in Business. Seller shall not make any material change in the nature of its business as carried on at the Closing Date other than lines of business typical for companies engaged in mortgage or consumer finance.

Section 6.28      MSR Valuation. On each date on which the Officer’s Compliance Certificate is delivered, to the extent available, Seller shall provide to Administrative Agent and Buyer a detailed summary of the fair market value and Market Value Percentage of MSRs from the most recently delivered Market Value Report in accordance with the timing requirements of Section 3.3(g) of the Base Indenture.

Section 6.29      Ginnie Mae Contract.

(a)            Within five (5) Business Days after (x) a Responsible Officer of Seller becomes aware of an amendment to the Ginnie Mae Contract or (y) a Responsible Officer of Seller becomes aware of an amendment to the Acknowledgment Agreement that, in each case, could reasonably be expected to materially and adversely affect Seller, the Purchased Assets or Buyer’s interest therein or to result in a Material Adverse Effect, to the extent permitted by Ginnie Mae, Seller shall deliver to Buyer copies of any such amendments; provided that Seller shall cooperate with any requests by Buyer to deliver copies of each amendment, restatement, supplement or other modification to the Ginnie Mae Contract or the Acknowledgment Agreement that Buyer shall reasonably request, to the extent permitted by Ginnie Mae.

(b)            Seller shall not execute any amendments with respect to the Acknowledgment Agreement without the prior consent of Buyer.

(c)            Should Seller for any reason cease to possess the Ginnie Mae Approvals, or should notification to Ginnie Mae be required, Seller shall immediately notify Buyer in writing.

(d)            Seller shall promptly, and in no event later than five (5) days after Seller has knowledge thereof, notify Buyer of any Servicer Termination Event or event of default under any Ginnie Mae Contract or its receipt of a notice of actual termination of Seller’s right to service under any Ginnie Mae Contract which evidences an intent to transfer such servicing to a third party.

Section 6.30      Trigger Event MSR Asset Sale. Seller shall, within one (1) Business Day, notify Buyer in the event that it has voluntarily relinquished or delivered notice of its intent to sell or transfer Ginnie Mae Contract rights constituting more than 10% of the aggregate Ginnie Mae Contract rights of Seller with respect to Ginnie Mae, in any event without Buyer’s prior express written consent.

Section 6.31      Termination of Servicing Notice. Seller shall give notice to Buyer promptly but not later than two (2) Business Days after receipt of notice or knowledge by a Responsible Officer of (i) any material default, notice of termination of servicing for cause or notice of any other matter materially and adversely affecting the Purchased Assets under the Ginnie Mae Contract or (ii) any resignation of servicing, termination of servicing or notice of resignation of or termination of servicing, under the Ginnie Mae Contract, outside the ordinary course of business.

Section 6.32      [Reserved].

Section 6.33      Ginnie Mae Audit and Approval Maintenance. Seller shall (i) at all times maintain copies of relevant portions of all Audits in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, (ii) to the extent not otherwise prohibited by reason of confidentiality or other non-disclosure restrictions, provide Buyer with copies of such Audits promptly upon Buyer’s request, and (iii) take all actions necessary to maintain its Ginnie Mae Approvals.

Section 6.34      Sale and Lease-Backs. Seller shall not enter into any arrangement, directly or indirectly, with any Person whereby Seller shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred if any Default exists or will exist after giving effect thereto.

Section 6.35      Fiscal Year. Seller shall not change its fiscal year-end from December 31 or change its method of determining fiscal quarters.

Section 6.36      Most Favored Status. Seller and Buyer agree that (i) should Seller or any Subsidiary or Affiliate thereof enter into a repurchase agreement, credit facility or other comparable agreement with any Person other than Buyer or an Affiliate of Buyer, or (ii) with respect to any repurchase agreement or comparable agreement, in place as of the date hereof, directly related to any MSR VFN, SPIA VFN or MBS Advance VFN, and in the case of (i) or (ii), the applicable terms set forth therein provide any of the following (each, a “More Favorable Agreement”):

(a)            more favorable terms with respect to any guaranties or financial covenants, including without limitation covenants covering the same or similar subject matter set forth or referred to in Section 6.11 hereof and Section 2 of the Pricing Side Letter, the terms of this Agreement and/or the Pricing Side Letter shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement, such that such terms operate in favor of Buyer or an Affiliate of Buyer; provided, that in the event that such More Favorable Agreement is terminated, upon notice by Seller to Buyer of such termination, the original terms of this Agreement and/or Pricing Side Letter shall be deemed to be automatically reinstated. Upon Seller or any Subsidiary or Affiliate thereof entering into any such repurchase agreement, credit facility or other comparable agreement with any Person other than Buyer or an Affiliate of Buyer, Seller shall provide notice to Buyer or Administrative Agent of such more favorable terms contained in such More Favorable Agreement (including a summary thereof) no later than the next date on which Seller is required to deliver an Officer’s Compliance Certificate; which notice requirement may be satisfied by the VFN Guarantor including such information such Officer’s Compliance Certificate.

Section 6.37      Quality Control. In addition to maintaining its own internal monitoring program for servicing oversight operations, Seller shall and shall cause each Approved Subservicer to conduct quality control reviews of such Approved Subservicer’s servicing operations in accordance with industry standards and Specified Governmental Entity requirements. Seller shall provide oversight of its Approved Subservicer to ensure the sound subservicing of the Mortgage Loans, in all material respects in accordance with Accepted Servicing Practices, the applicable Approved Subservicing Agreement and the Ginnie Mae Requirements.

ARTICLE VII

DEFAULTS/RIGHTS AND REMEDIES OF BUYER UPON DEFAULT

Section 7.01      Events of Default. Each of the following events or circumstances shall constitute an “Event of Default”:

(a)            Payment Failure. Failure of Seller to (i) make any payment of the Purchase Price beyond the applicable dates on which such payment is due, (ii) make any payment (which failure continues for a period of one (1) Business Day following the earlier of (x) written notice (which may be in electronic form) from Buyer and (y) the date upon which Seller obtained knowledge of such failure) of Price Differential, on a Price Differential Payment Date or a Repurchase Date, (iii) make any payment (which failure continues for a period of two (2) Business Days following the earlier of (x) written notice (which may be in electronic form) from Buyer and (y) the date upon which Seller obtained knowledge of such failure) of any other sum which has become due otherwise, whether by acceleration or otherwise, under the terms of any Program Agreement or (iv) cure any Margin Deficit when due pursuant to Section 2.05 hereof.

(b)            Cross Default. Seller or Affiliates thereof shall be in default under (i) any Nomura Indebtedness, (ii) any Transaction Document; provided that any such default under the Indenture shall constitute an “Event of Default” only if it continues unremedied for a period of two (2) Business Days after a Responsible Officer of Seller obtains actual knowledge of such failure, or receives written notice from Buyer of such default; or (iii) any Indebtedness, in the aggregate, in excess of $25,000,000 of Seller or any Affiliate thereof which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness.

(c)            Insolvency. An Act of Insolvency shall have occurred with respect to Seller or any Affiliate thereof.

(d)            Material Adverse Change. A Material Adverse Effect shall occur, and, if reasonably susceptible to cure and so long as Seller is pursuing such cure by taking actions that Seller believes in its good faith discretion are reasonably likely to achieve such cure (as Seller shall inform Buyer to its reasonable satisfaction), such Material Adverse Effect continues for a period of ten (10) Business Days.

(e)            Immediate Breach of Representation or Covenant or Obligation. A breach by Seller of any of the representations, warranties or covenants or obligations set forth in Sections 3.01 (Seller Existence), 3.07 (Solvency), 3.12 (Material Adverse Change), Section 3.22 (Other Indebtedness), Section 3.34 (Sanctions Compliance), Section 6.02 (Prohibition of Fundamental Changes), Section 6.05 (Assignment), Section 6.13 (Existence), Section 6.17 (Guarantees), Section 6.20 (No Pledge) or Section 6.21 (Plan Assets) of this Agreement.

(f)            Additional Breach of Covenant. Seller shall fail to perform or observe (i) the covenants set forth in Section 4.04 (Changes in Locations, Name, etc.), Section 6.03, Section 6.11 (Defaults), Section 6.14 (Change in Organizational Documents), Section 6.17 (Guarantees), Section 6.18 (Indebtedness), Section 6.24 (Reporting Requirements), Section 6.25 (Liens on Substantially All Assets), Section 6.33 (Sale and Lease-Backs), Section 6.34 (Fiscal Year), Section 6.35 (Most Favored Status) or Section 2 of the Pricing Side Letter and such failure shall continue unremedied for five (5) Business Days after the earlier of (A) a written notice of such failure shall have been given to Seller by the Administrative Agent or Buyer or (B) the date upon which a Seller obtained knowledge of such failure (and giving effect to any grace or other cure periods set forth therein), or (ii) except as set forth Section 7.01(e) or in clauses (i) hereof, any other term, covenant or agreement contained in this Agreement or in any other Transaction Document or the Acknowledgment Agreement, and, such failure shall continue unremedied for thirty (30) days after the earlier of (A) a written notice of such failure shall have been given to Seller by the Administrative Agent or Buyer or (B) the date upon which a Seller obtained knowledge of such failures.

(g)            Representations. Except as set forth in clause (h) below, any representation or warranty made or deemed made by Seller herein or in any other Program Agreement (after giving effect to any qualification as to materiality set forth therein, if any) shall prove to have been false and misleading when made or any Monthly Report or Officer’s Compliance Certificate delivered hereunder shall prove to have been false and misleading in any material respect when made and such breach, if susceptible of cure, is not cured within ten (10) Business Days after the earlier of (i) written notice of such failure shall have been given to Buyer or (ii) the date upon which Buyer obtained knowledge of such failure.

(h)            1940 Act. The representation and warranty in Section 3.16 shall be false or misleading at any time.

(i)            Change in Control. The occurrence of a Change in Control.

(j)            Failure to Transfer. Seller fails to transfer a material portion of the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

(k)            Judgment. A final judgment or judgments for the payment of money in excess of the lesser of (x) 3.0% of VFN Guarantor’s Adjusted Tangible Net Worth and (y) $25,000,000 shall be rendered against Seller or any of their Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within forty-five (45) days from the date of entry thereof.

(l)            Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any Affiliate thereof, or shall have taken any action to displace the management of Seller or any Affiliate thereof or to curtail its authority in the conduct of the business of Seller or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or Affiliate as an issuer, buyer or a seller/servicer of mortgage loans or securities backed thereby, and such action provided for in this subparagraph (l) shall not have been discontinued or stayed within sixty (60) days.

(m)            Inability to Perform. A Responsible Officer of Seller or VFN Guarantor shall admit its inability to, or its intention not to, perform any of Seller’s Obligations or VFN Guarantor’s obligations hereunder or the VFN Guaranty.

(n)            Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Repurchase Assets purported to be covered hereby.

(o)            Financial Statements. Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a “going concern” or a reference of similar import.

(p)            Validity of Agreement. For any reason, this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or Seller or any Affiliate of Seller shall seek to disaffirm, terminate, limit or reduce its obligations hereunder or VFN Guarantor’s obligations under the VFN Guaranty.

(q)            VFN Guarantor Breach. A breach by VFN Guarantor of any material representation, warranty or covenant set forth in the VFN Guaranty or any other Program Agreement, any “event of default” by VFN Guarantor under the VFN Guaranty, any repudiation of the VFN Guaranty by VFN Guarantor, or if the VFN Guaranty is not enforceable against VFN Guarantor.

(r)            Approved Issuer; Approved Servicer.

(i)            Seller ceases to be a Ginnie Mae approved issuer;

(ii)            Ginnie Mae suspends, rescinds, halts, eliminates, withdraws, annuls, repeals, voids or terminates the status of Ginnie Mae as a Ginnie Mae approved issuer.

(iii)          As distinct from and in addition to any loss of approval or actions taken by Ginnie Mae, as applicable, described in (i)-(ii), a Servicer Termination Event shall occur with respect to Seller.

(s)            ERISA Related Events.

(i)            An ERISA Event occurs that, alone or together with all other ERISA Events that have occurred could reasonably be expected to result in a Material Adverse Effect, or

(ii)            the assets of Seller or VFN Guarantor become “plan assets” within the meaning of 29 C.F.R. Sections 25103-101, as modified by Section 3(42) of ERISA.

(t)            Servicing. Greater than 25% of Seller’s servicing portfolio consisting of Ginnie Mae loans is seized or terminated in any single event or series of events arising from the same or substantially similar circumstances or occurrences.

Section 7.02      No Waiver. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

Section 7.03      Due and Payable. Upon the occurrence of any Event of Default which has not been waived in writing by Buyer, Administrative Agent may (and at the direction of Buyer shall), by notice to Seller, declare all Obligations to be immediately due and payable, and any obligation of Buyer to enter into Transactions with Seller shall thereupon immediately terminate. Upon such declaration, the Obligations shall become immediately due and payable, both as to Purchase Price outstanding and Price Differential, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or other evidence of such Obligations to the contrary notwithstanding, except with respect to any Event of Default set forth in Section 7.01(c), in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand, and any obligation of Buyer to enter into Transactions with Seller shall immediately terminate. Administrative Agent and Buyer may enforce payment of the same and exercise any or all of the rights, powers and remedies possessed by Administrative Agent or Buyer, whether under this Agreement or any other Program Agreement or afforded by applicable law.

Section 7.04      Fees. The remedies provided for herein are cumulative and are not exclusive of any other remedies provided by law. In addition to the Seller’s obligation contained in Section 3 of the Pricing Side Letter, Seller agrees to pay to Administrative Agent and Buyer reasonable attorneys’ fees and reasonable legal expenses incurred in enforcing Administrative Agent’s and Buyer’s rights, powers and remedies under this Agreement and each other Program Agreement.

Section 7.05      Default Rate. Without regard to whether Buyer has exercised any other rights or remedies hereunder, if an Event of Default shall have occurred and be continuing, the applicable Margin in respect of the Pricing Rate shall be increased, to the extent permitted by law, as set forth in clause (ii) of the definition of “Margin”.

ARTICLE VIII

ENTIRE AGREEMENT; AMENDMENTS
AND WAIVERS; SEPARATE ACTIONS BY BUYER

Section 8.01      Entire Agreement; Amendments. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties hereto and supersedes any and all prior or contemporaneous agreements, written or oral, as to the matters contained herein, and no modification or waiver of any provision hereof or any of the Program Agreements, nor consent to the departure by Seller therefrom, shall be effective unless the same is in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which it is given. This Agreement may not be amended, modified or supplemented except by writing executed by Seller, Administrative Agent and Buyer. The Administrative Agent shall comply with its obligations under Section 6(c) of the Acknowledgement Agreement; and in addition, the Seller shall deliver to Ginnie Mae a copy of any executed amendment to this Agreement promptly after execution thereof.

Section 8.02      Waivers, Separate Actions by Buyer. Any amendment or waiver effected in accordance with this Article VIII shall be binding upon Buyer and Seller; and Buyer’s failure to insist upon the strict performance of any term, condition or other provision of this Agreement or any of the Program Agreements, or of Buyer or Administrative Agent to exercise any right or remedy hereunder or thereunder, shall not constitute a waiver by Buyer or Administrative Agent of any such term, condition or other provision or Default or Event of Default in connection therewith, nor shall a single or partial exercise of any such right or remedy preclude any other or future exercise, or the exercise of any other right or remedy; and any waiver of any such term, condition or other provision or of any such Default or Event of Default shall not affect or alter this Agreement or any of the Program Agreements, and each and every term, condition and other provision of this Agreement and the Program Agreements shall, in such event, continue in full force and effect and shall be operative with respect to any other then existing or subsequent Default or Event of Default in connection therewith. An Event of Default hereunder or under any of the Program Agreements shall be deemed to be continuing unless and until waived in writing by Buyer.

ARTICLE IX

SUCCESSORS AND ASSIGNS

Section 9.01      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, any portion thereof, or any interest therein. Seller shall not have the right to assign all or any part of this Agreement or any interest herein without the prior written consent of Buyer.

Section 9.02      Participations and Transfers.

(a)            Buyer may in accordance with applicable law at any time sell to one or more banks or other entities (“Participants”) participating interests in all or a portion of Buyer’s rights and obligations under this Agreement and the other Program Agreements; provided, that (i) unless an Event of Default has occurred and is continuing, Buyer shall not issue one or more participation interest to a Restricted Participant (or any party or Person with whom Seller or its affiliates is adverse to in an active litigation) without the prior written consent of Seller, (ii) each such sale shall represent an interest in a Transaction in a Purchase Price of $1,000,000 or more and (iii) other than with respect to a participating interest consisting of a pro rata interest in all payments due to Buyer under this Agreement and prior to an Event of Default Buyer receives an opinion of a nationally recognized tax counsel experienced in such matters that such sale will not result in the Issuer being subject to tax on its net income as an association (or publicly traded partnership) taxable as a corporation or a taxable mortgage pool taxable as a corporation, each for U.S. federal income tax purposes. Buyer shall provide notice to Ginnie Mae within five (5) Business Days of any assignment, pledge or hypothecation made in accordance with this Section 9.02(a). In the event of any such sale by Buyer of participating interests to a Participant, Buyer shall remain a party to the Transaction for all purposes under this Agreement and the Program Agreements and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the Program Agreements. For the avoidance of doubt, the terms and provisions of Section 9.02(b) shall not restrict or otherwise qualify the terms and provisions set forth in this Section 9.02(a).

(b)            Buyer may in accordance with applicable law at any time assign, pledge, hypothecate, or otherwise transfer (a “Buyer Subsequent Transaction”) to one or more banks, financial institutions, investment companies, investment funds or any other Person (each, a “Buyer Counterparty”) all or a portion of Buyer’s rights and obligations under this Agreement and the other Program Agreements so long as a Noteholder of an MBS Advance VFN continues to own interests in the outstanding Series of VFNs that are funded in an aggregate amount that equals or exceeds the amount required to avoid an Early Amortization Event under any outstanding Series of Term Notes and the other Program Agreements; provided, that (i) Seller has consented to such Buyer Subsequent Transaction (such consent not to be unreasonably withheld, conditioned, or delayed); provided, however, Seller’s consent shall not be required in the event that (A) such Buyer Counterparty is an Affiliate of Buyer or (B) an Event of Default has occurred; (ii) absent an Event of Default, Buyer shall give at least ten days’ prior notice thereof to Seller and Seller shall be deemed to have consented to any such Buyer Subsequent Transaction (to the extent Seller’s consent is required as set forth pursuant to the terms and provisions of clause (i) immediately above) unless it shall object thereto by written notice to the Administrative Agent within 10 days after having received notice thereof; (iii) that each such Buyer Subsequent Transaction involving a sale or assignment shall represent an interest in the Transactions in an aggregate Purchase Price of $1,000,000 or more; (iv) such Buyer Counterparty shall have also acquired the same percentage interest in each other Series of Variable Funding Notes (with respect to which Nomura is the administrative agent), unless Ginnie Mae has consented in writing to waive this requirement, and (v) other than with respect to a Buyer Subsequent Transaction consisting of a pro rata interest in all payments due to Buyer under this Agreement and prior to an Event of Default Buyer received an opinion of a nationally recognized tax counsel experienced in such matters that such Buyer Subsequent Transaction will not result in the Issuer being subject to tax on its net income as an association (or publicly traded partnership) taxable as a corporation or a taxable mortgage pool taxable as a corporation, each for U.S. federal income tax purposes. For the avoidance of doubt, and notwithstanding the foregoing, the conditions with respect to any Buyer Subsequent Transaction set forth in this clause (b) (including but not limited to subclauses (i) through (v) herein) shall not restrict or otherwise qualify the terms and provisions set forth in Section 9.02(a) or Section 11.10 set forth herein.

(c)            All actions taken by Buyer pursuant to this Section 9.02 shall be at the expense of Buyer. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

(d)            Notwithstanding any other provision of this Agreement to the contrary, Buyer may pledge as collateral, or grant a security interest in, all or any portion of its rights in, to and under this Agreement to a Federal Reserve Bank to secure obligations to such Federal Reserve Bank, in each case without the consent of Seller; provided that no such pledge or grant shall release Buyer from its obligations under this Agreement; provided, further, that no such pledge or grant shall be to a competitor of Seller.

Section 9.03      Buyer and Participant Register.

(a)            Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 9.03, from and after the effective date specified in each assignment and acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and acceptance, have the rights and obligations of Buyer under this Agreement. Any assignment or transfer by Buyer of rights or obligations under this Agreement that does not comply with this Section 9.03 shall be treated for purposes of this Agreement as a sale by Buyer of a participation in such rights and obligations in accordance with Section 9.02. Buyer shall provide notice to Ginnie Mae within five (5) Business Days of any participation made in accordance with this Section 9.03(a).

(b)            Seller or an agent of Seller shall maintain a register (the “Transaction Register”) on which it will record the Transactions entered into hereunder, and each assignment and acceptance and participation. The Transaction Register shall include the names and addresses of Buyer (including all assignees, successors and Participants), and the Purchase Price of the Transactions entered into by Buyer. Failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such Transactions. If a Buyer sells a participation in any Transaction, it shall provide Seller, or maintain as agent of Seller, the information described in this paragraph and permit Seller to review such information as reasonably needed for Seller to comply with its obligations under this Agreement or under any applicable law or governmental regulation or procedure. The entries in the Transaction Register shall be prima facie conclusive and binding, and Seller may treat each Person whose name is recorded in the Transaction Register as the owner of the Transactions recorded therein for all purposes of this Agreement. No assignment shall be effective until it is recorded in the Transaction Register.

ARTICLE X

AGENT PROVISIONS

Section 10.01      Appointment of Administrative Agent.

(a)            Buyer hereby irrevocably appoints Nomura Corporate Funding Americas, LLC, as Administrative Agent hereunder and under the other Program Agreements, and Buyer hereby authorizes Nomura Corporate Funding Americas, LLC Nomura Corporate Funding Americas, LLC, in such capacity, to act as its agent in accordance with the terms hereof. The provisions of this Article X are solely for the benefit of Administrative Agent and Buyer, and Seller shall not have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Buyer and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Seller.

(b)            The Buyer may, to the extent permitted by applicable law, and with the consent of Seller (such consent not to be required if an Event of Default has occurred and is continuing and not to be unreasonably withheld), by notice in writing to such Person remove for cause such Person as Administrative Agent and, with the consent of Seller (such consent not to be required if an Event of Default has occurred and is continuing and not to be unreasonably withheld), appoint a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed by the Buyer and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Buyer and Seller), then such removal shall nonetheless become effective in accordance with such notice on the date thirty (30) days (or such earlier day as shall be agreed by the Buyer and Seller) after the Administrative Agent’s receipt of such notice of removal.

Section 10.02      Powers and Duties. Buyer irrevocably authorizes Administrative Agent to take such action on Buyer’s behalf and to exercise such powers, rights and remedies hereunder and under the other Program Agreements as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Program Agreements. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason hereof or any of the other Program Agreements, a fiduciary relationship in respect of Buyer; and nothing herein or any of the other Program Agreements, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Program Agreements except as expressly set forth herein or therein.

Section 10.03      General Immunity.

(a)            No Responsibility for Certain Matters. Except for Administrative Agent’s failure to perform a specifically required task set forth herein (and which failure constitutes gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order), Administrative Agent shall not be responsible for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Program Agreement or with respect to any other party for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by or on behalf of Buyer or any other party in connection with the Program Agreements and the transactions contemplated thereby or for the financial condition or business affairs of Seller or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required (except as set forth herein or in the Program Agreements) to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Program Agreements or as to the use of the proceeds of the Transactions or as to the existence or possible existence of any Event of Default or Default.

(b)            Exculpatory Provisions. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or omitted by Administrative Agent under or in connection with any of the Program Agreements except to the extent caused by Administrative Agent’s gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Program Agreements or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Buyer and, upon receipt of such instructions from the Buyer, Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Seller), accountants, experts and other professional advisors selected by it; (ii) no Buyer shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Program Agreements in accordance with the instructions of the Buyer; and (iii) no action taken or omitted by Administrative Agent shall be considered to have resulted from Administrative Agent’s gross negligence, bad faith or willful misconduct if such action or omission was done at the direction of the Buyer.

Section 10.04      Administrative Agent to Act as Buyer. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as Buyer. Administrative Agent shall have the same rights and powers as any other Buyer and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Buyer” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Seller or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Seller for services in connection herewith and otherwise without having to account for the same to Buyer.

Section 10.05      Buyer’s Representations, Warranties and Acknowledgment.

(a)            Buyer represents and warrants that it has made its own independent investigation of the financial condition and affairs of Seller in connection with the Transactions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Seller. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Buyer or to provide Buyer with any credit or other information with respect thereto, whether coming into its possession before the making of the Transactions or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Buyer.

(b)            Unless otherwise agreed to by Buyer and Seller, Buyer, by delivering its signature page to this Agreement and entering into Transactions with Seller hereunder shall be deemed to have acknowledged receipt of, and consented to and approved, each Program Agreement and each other document required to be approved by Administrative Agent or Buyer, as applicable on the Closing Date or such other funding date. Buyer acknowledges that by agreeing to remit its Commitment Share of the Purchase Price on any Purchase Date, Buyer agrees that all conditions precedent to entering into such Transaction have been met on such Purchase Date.

Section 10.06      Right to Indemnity.

(a)            Buyer hereby agrees to indemnify Administrative Agent, any Affiliate of the Administrative Agent, and their respective directors, officers, agents and employees (each, an “Indemnitee Agent Party”), and hold such Indemnitee Agent Party harmless to the extent that such Indemnitee Agent Party shall not have been reimbursed by Seller, from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it has resulted from the gross negligence or willful misconduct of such Indemnitee Agent Party) which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Program Agreements or otherwise in its capacity as an Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Program Agreements, including amounts paid in settlement, court costs and reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

(b)            Promptly after receipt by the Indemnitee Agent Party of notice of the commencement of any action regarding which a claim in respect thereof is to be made against Buyer, the Indemnitee Agent Party shall notify Buyer in writing of the commencement thereof, but the omission to so notify will not relieve Buyer from any liability which they may have under this Agreement or from any other liability which they may have, except to the extent that they have been prejudiced in any material respect by the failure by the Indemnitee Agent Party to provide prompt notice. Upon receipt of notice by Buyer, Buyer will be entitled to participate in the related action, and they may elect by written notice delivered to the Indemnitee Agent Party to assume the defense thereof. Upon receipt of notice by the Indemnitee Agent Party of the Buyer’s election to assume the defense of such action, Buyer shall not be liable to the Indemnitee Agent Party for legal expenses incurred by such party in connection with the defense thereof unless (i) Buyer shall not have employed counsel to represent the Indemnitee Agent Party within a reasonable time after receipt of notice of commencement of the action, (ii) Buyer have authorized in writing the employment of separate counsel for the Indemnitee Agent Party, or (iii) the Indemnitee Agent Party has previously engaged counsel and reasonable legal expenses are necessary (a) to transfer the file to the Buyer’s designated counsel, or (b) to pursue immediate legal action necessary to preserve the legal rights or defenses of the Indemnitee Agent Party as against a third party claimant, and such legal action must occur prior to said transfer. Buyer shall not settle any suit or claim without the Indemnitee Agent Party’s written consent unless such settlement solely involves the payment of money by parties other than the Indemnitee Agent Party and includes unconditional release of the Indemnitee Agent Party from all liability on all matters that are the subject of such proceeding or claim.

Section 10.07      Successor Administrative Agent.

(a)            Administrative Agent may resign at any time by giving sixty (60) days’ prior written notice thereof to Buyer. Upon any such notice of resignation, Buyer shall have the right to appoint a successor administrative agent; provided, that the retiring Administrative Agent shall continue to hold the Collateral and all liens and security interest therein for the benefit of Buyer until a successor administrative agent is appointed.

(b)            Upon the acceptance of any appointment as Administrative Agent hereunder by a successor administrative agent, that successor administrative agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor administrative agent all sums and items of Collateral held under the Program Agreements, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor administrative agent under the Program Agreements, and (ii) execute and deliver to such successor administrative agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor administrative agent of the security interests created under the Program Agreements, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Section 11.02 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(c)            Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate without written notice to, the Buyer; provided, that Seller and Buyer may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Seller and Buyer of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Program Agreements.

Section 10.08      Delegation of Duties. Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Program Agreement by or through (i) any one or more of its Affiliates or (ii) any one or more sub agents appointed by Administrative Agent with the prior consent of the Buyer. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates and their respective officers, partners, directors, trustees, employees and agents. The exculpatory provisions of this Article X shall apply to any such Affiliate or sub agent and to such other parties as are listed above provided that notwithstanding this Section 10.08, no such delegation relieves the Administrative Agent of its duties or obligations under this Agreement.

Section 10.09      Right to Realize on Collateral. Anything contained in any of the Program Agreements to the contrary notwithstanding, Seller, Administrative Agent and each Buyer hereby agree that (i) no Buyer shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Buyer in accordance with the terms hereof and all powers, rights and remedies under the Program Agreements may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Buyer may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Buyer (but not any Buyer in its or their respective individual capacities unless Buyer shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

Section 10.10      Erroneous Payments.(a)      If the Administrative Agent notifies Buyer or any Person who has received funds on behalf of Buyer (any Buyer or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to Buyer or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and Buyer shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the overnight federal funds rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.

(b)            Buyer hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to Buyer under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to Buyer from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(c)            For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (a), (i) the Administrative Agent may elect, in its sole discretion on written notice to Buyer, that all rights and claims of Buyer with respect to the Repurchase Price or other Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Repurchase Price”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in the related Repurchase Price in a principal amount equal to the Corresponding Repurchase Price on the Asset Schedule, and (y) upon five business days’ written notice to Buyer, may sell such Repurchase Price (or portion thereof) in respect of the Corresponding Repurchase Price, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by Buyer shall be reduced by the net proceeds of the sale of such Repurchase Price (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against Buyer (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Repurchase Price, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of Buyer with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (i) will reduce the Committed Amount of any Buyer and such Committed Amount shall remain available in accordance with the terms of this Agreement.

(d)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Seller, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from Seller for the purpose of making such Erroneous Payment.

(e)            No Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f)            Each party’s obligations, agreements and waivers under this Section 10.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, Buyer, the termination of the obligations set forth in Section 2.01 with respect to the Committed Amount and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XI

MISCELLANEOUS

Section 11.01      Survival. This Agreement and the other Program Agreements and all covenants, agreements, representations and warranties herein and therein and in the certificates delivered pursuant hereto and thereto, shall survive the entering into of the Transaction and shall continue in full force and effect so long as any Obligations are outstanding and unpaid.

Section 11.02      Indemnification. Seller shall, and hereby agrees to, indemnify, defend and hold harmless Administrative Agent, Buyer, any Affiliate of Administrative Agent and Buyer and their respective directors, officers, agents, employees and counsel from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) as a consequence of, or arising out of or by reason of any litigation, investigations, claims or proceedings which arise out of or are in any way related to, (i) this Agreement or any other Program Agreement, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement any other Program Agreement or any transaction contemplated hereby or thereby (including without limitation any such liabilities, losses, damages, judgments, costs and expenses arising from (A) any acts or omissions of the Seller and (B) any wire fraud (to the extent caused by a negligent act or omission by, or occurring through the systems of Seller, its employees, officers agents, or other persons acting on Seller’s behalf) or data or systems intrusion (solely to the extent caused by or occurring through the systems of, Seller, its employees, officers, agents, or other persons acting on Seller’s behalf)), (ii) Seller’s servicing practices or procedures; (iii) any actual or proposed use by Seller of the proceeds of the Purchase Price, and (iv) any Default, Event of Default or any other breach by Seller of any of the provisions of this Agreement or any other Program Agreement, including, without limitation, amounts paid in settlement, court costs and reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing. If and to the extent that any Obligations are unenforceable for any reason, Seller hereby agrees to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law. Seller’s obligations set forth in this Section 11.02 shall survive any termination of this Agreement and each other Program Agreement and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement or otherwise. In addition, Seller shall, upon demand, pay to Buyer or Administrative Agent, as applicable, all costs and Expenses (including the reasonable fees and disbursements of counsel) paid or incurred by Buyer or Administrative Agent in (i) enforcing or defending its rights under or in respect of this Agreement or any other Program Agreement, (ii) collecting the Purchase Price outstanding, (iii) foreclosing or otherwise collecting upon any Repurchase Assets and (iv) obtaining any legal, accounting or other advice in connection with any of the foregoing.

Section 11.03      Nonliability of Buyer. The parties hereto agree that, notwithstanding any affiliation that may exist between Seller and Buyer, the relationship between Seller and Buyer shall be solely that of arms-length participants. Buyer shall not have any fiduciary responsibilities to Seller. Seller (i) agrees that Buyer shall not have any liability to Seller (whether sounding in tort, contract or otherwise) for losses suffered by Seller in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by this agreement, the other loan documents or any other agreement entered into in connection herewith or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on Buyer (which judgment shall be final and not subject to review on appeal), that such losses were the result of acts or omissions on the part of Buyer constituting gross negligence or willful misconduct and (ii) waives, releases and agrees not to sue upon any claim against Buyer (whether sounding in tort, contract or otherwise), except a claim based upon gross negligence or willful misconduct. Whether or not such damages are related to a claim that is subject to such waiver and whether or not such waiver is effective, neither Buyer nor Administrative Agent shall have any liability with respect to, and Seller hereby waives, releases and agrees not to sue upon any claim for, any special, indirect, consequential or punitive damages suffered by Seller in connection with, arising out of, or in any way related to the transactions contemplated or the relationship established by this Agreement, the other loan documents or any other agreement entered into in connection herewith or therewith or any act, omission or event occurring in connection herewith or therewith, unless it is determined by a judgment of a court that is binding on Buyer (which judgment shall be final and not subject to review on appeal), that such damages were the result of acts or omissions on the part of Buyer, as applicable, constituting willful misconduct or gross negligence.

Section 11.04      Governing Law; Submission to Jurisdiction; Waivers.

(a)            This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any VFN Guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)            EACH OF THE PARTIES HERETO AND THE BUYER, BY THEIR ACCEPTANCE OF THE NOTE, HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)            SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)            CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)            AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH EACH OTHER PARTY HERETO SHALL HAVE BEEN NOTIFIED IN WRITING;

(iv)            AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(v)            WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE OR THE TRANSACTIONS CONTEMPLATED THEREBY AND HEREBY.

Section 11.05      Notices. Any and all notices (with the exception of Transaction Notices, which shall be delivered via facsimile only), statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

If to Seller:

PennyMac Loan Services, LLC
3043 Townsgate Road
Westlake Village, CA 91361
Attention: Pamela Marsh/Richard Hetzel
Phone Number: (805) 330-6059/ (818) 746-2877 / (818) 224-7078
E-mail: pamela.marsh@pnmac.com;
richard.hetzel@pnmac.com;
mortgage.finance@pnmac.com;
josh.smith@pennymac.com

with a copy to:

PennyMac Loan Services, LLC
3043 Townsgate Road
Westlake Village, CA 91361
Attention: Derek Stark
Phone Number: (818) 746-2289
E-mail:derek.stark@pennymac.com

If to Buyer:

Nomura Corporate Funding Americas, LLC
Worldwide Plaza

309 West 49th Street

New York, New York 10019-7316

Tel: 212.667.1578

Fax: 646.587.1582

Attention:  Operations

Email: wholeloanmosupport@nomura.com

With copies to:

Nomura Corporate Funding Americas, LLC

Worldwide Plaza

309 West 49th Street

New York, New York 10019-7316

Tel: 212.667.1578

Fax: 646.587.1582

Attention:   Michael Rogozinski

Email:  michael.rogozinski@nomura.com

Section 11.06      Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement. In case any provision in or obligation under this Agreement or any other Program Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.07      Section Headings. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.08      Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. The parties agree that this Agreement, any addendum or amendment hereto or any other document necessary for the consummation of the transactions contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq, Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999 and any applicable state law.  Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers with appropriate document access tracking, electronic signature tracking and document retention as may be approved by the Administrative Agent in its sole discretion.

Section 11.09      Periodic Due Diligence Review. Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to Seller and the MSR and Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agree that upon reasonable (but no less than five (5) Business Days’) prior written notice unless an Event of Default shall have occurred, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours, and in a manner that does not unreasonably interfere with the ordinary conduct of Seller’s business, to examine, inspect, and make copies and extracts of, any and all documents, records, agreements, instruments or information relating to such MSR and Purchased Assets in the possession or under the control of Seller. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the MSR and Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into a Transaction related to any Purchased Assets from Seller based solely upon the information provided by Seller to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets related to a Transaction. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such MSR and Purchased Assets in the possession, or under the control, of Seller.

Section 11.10      Hypothecation or Pledge of Repurchase Assets. Buyer shall have free and unrestricted use of all Repurchase Assets and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with all or a portion of the Repurchase Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating all or a portion of the Repurchase Assets; provided that prior to an Event of Default, such pledge, repledge, transfer, hypothecation or rehypothecation is treated as a financing or hedging transaction for U.S. federal income tax purposes or a pro rata interest in all payments due to Buyer under this Agreement; provided, further that other than with respect to a pro rata interest in all payments due to Buyer under this Agreement and prior to an Event of Default Buyer receives an opinion of a nationally recognized tax counsel experienced in such matters that such repurchase transaction, pledge, repledge, transfer, hypothecation or rehypothecation will not result in the Issuer being subject to tax on its net income as an association (or publicly traded partnership) taxable as a corporation or a taxable mortgage pool taxable as a corporation, each for U.S. federal income tax purposes. For the avoidance of doubt, the terms and provisions of Section 9.02(b) shall not restrict or otherwise qualify the terms and provisions set forth in this 11.10.

Section 11.11      Non-Confidentiality of Tax Treatment.

(a)            This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer or Seller, as applicable and shall be held by each party hereto, as applicable in strict confidence and shall not be disclosed to any third party without the written consent of Buyer or Seller, except for (i) disclosure to Buyer’s or Seller’s direct and indirect Affiliates and Subsidiaries, attorneys, accountants, insurance consultants, insurers or financing sources, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii) disclosure to any assignee, prospective assignee, participant or prospective participant which is not prohibited from being an assignee or participant and which agrees to be bound by the confidentiality provisions set forth herein, or (iii) disclosure required by law, rule, regulation or order of a court or other regulatory body. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreements, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, Purchase Price Percentage, Purchase Price and Commitment Fee) or other nonpublic business or financial information (including any sublimits) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer.

(b)            Notwithstanding anything in this Agreement to the contrary, Seller shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Repurchase Assets and/or any applicable terms of this Agreement (the “Confidential Information”). Seller understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and Seller agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Seller shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of Buyer or any Affiliate of Buyer which Seller holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Seller represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the GLB Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. Upon request, Seller will provide evidence reasonably satisfactory to allow Buyer to confirm that the providing party has satisfied its obligations as required under this Section 11.11. Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of Seller. Seller shall notify Buyer immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer or any Affiliate of Buyer provided directly to Seller by Buyer or such Affiliate. Seller shall provide such notice to Buyer by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

Section 11.12      Set-off; Netting. In addition to any rights and remedies of Buyer hereunder and by law, upon Buyer’s exercise against Seller of its contractual right as set forth in section 555 and 559 of the Bankruptcy Code to liquidate, terminate, or accelerate such contractual right, Buyer and any of its Affiliates shall have the right, without prior notice to Seller and its Affiliates, any such notice being expressly waived by Seller, on behalf of itself and its Affiliates, to the extent permitted by applicable law, to aggregate, offset or net out any termination value, payment amount, or other transfer obligation arising under or in connection with set-off, foreclose, net and appropriate and apply against any Obligation hereunder or other contractual obligation, transaction, confirmation, or agreement set forth in section 555 and 559 of the Bankruptcy Code under any other financing facility between the Seller or its Affiliates and the Buyer (including, but not limited to, that certain Master Securities Forward Transaction Agreement, dated as of April 26, 2023, between Nomura Securities International, Inc. and PennyMac Loan Service, LLC (as amended by Amendment to Master Securities Forward Transaction Agreement to Conform with FINRA 4210, dated as of June 20, 2018, and as the same may be further amended from time to time)), whenever arising, from Seller or any of its Affiliates thereof to Buyer or any of its Affiliates including (i) any and all deposit, securities or other trust or custodial accounts maintained for the Seller or its applicable Affiliates by the Buyer or its Affiliates and any related deposits (general or special, time or demand, provisional or final), in any currency, or other property (including security entitlements) now or hereafter credited to or held in any such account or otherwise held, or carried by or through, or subject to the control of the Buyer or its applicable Affiliates or agent thereof in connection with any Obligation hereunder or other obligation, transaction, confirmation, or agreement under any other financing facility, whenever arising, whether fully paid or otherwise, (ii) all accounts, chattel paper, commodity accounts, commodity contracts, documents, general intangibles, instruments, investment property, letter-of-credit rights, and securities held under or constituting collateral or security under or pursuant to this Agreement or any other financing facility or any related document, (iii) any other obligation (including to return funds to Seller or an Affiliate thereof), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of Seller or any Affiliate thereof, and (iv) all proceeds of or distributions on any of the foregoing, in each case solely to the extent held under or constituting collateral or security under or pursuant to this Agreement or any other financing facility or any related document. The rights of the Buyer and its Affiliates contained herein are in addition to any and all recoupment rights that each such party may have at law or in equity against the Seller and its Affiliates under any Transaction Document or any other financing agreement. For the avoidance of doubt, the Affiliates of the Buyer shall be third party beneficiaries with respect to the terms and provisions of this Section 11.12. Buyer agrees promptly to notify Seller after any such set off or netting and application made by Buyer; provided, that, the failure to give such notice shall not affect the validity of such set off, netting and its application.

Section 11.13      Intent.

(a)            The parties recognize that each Transaction is a “master netting agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code.

(b)            It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 7.03 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and Section 561 of Title 11 of the United States Code, as amended.

(c)            The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)            It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)            This Agreement is intended to be a “securities contract,” within the meaning of Section 555 under the Bankruptcy Code, and a “master netting agreement,” (including but not limited to the agreements set forth in Section 11.12 hereof), within the meaning of Section 561 under the Bankruptcy Code.

(f)            It is the intention of the parties that, for U.S. federal income tax purposes and for accounting purposes, each Transaction constitute a financing, and that Seller be (except to the extent that Buyer shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Buyer shall treat the Transactions as described in the preceding sentence (including on any and all filings with any U.S. federal, state, or local taxing authority and agree not to take any action inconsistent with such treatment).

IN WITNESS WHEREOF, Seller and Buyer have caused this Master Repurchase Agreement to be executed and delivered by their duly authorized officers or trustees as of the date first above written.

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Buyer

By:	/s/ Sanil Patel Name: Sanil Patel Title: Managing Director

[Signature Page to MSRVF1 Master Repurchase Agreement]

Nomura CORPORATE FUNDING AMERICAS, LLC, as Administrative Agent

By:	/s/ Sanil Patel Name: Sanil Patel Title: Managing Director

[Signature Page to MSRVF1 Master Repurchase Agreement]

PENNYMAC LOAN SERVICES, LLC, as Seller

By:	/s/ Pamela Marsh Name: Pamela Marsh Title: Senior Managing Director and Treasurer

[Signature Page to MSRVF1 Master Repurchase Agreement]

SCHEDULE 1

RESPONSIBLE OFFICERS – SELLER

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Responsible Officers for execution of Program Agreements and amendments:

Name	Title	Signature

Pamela Marsh	Senior Managing Director and Treasurer

Responsible Officers for execution of Transaction Notices and day-to-day operational functions:

Name	Title	Signature

Pamela Marsh	Senior Managing Director and Treasurer

Maurice Watkins	Senior Managing Director, Capital Markets Operations

Thomas Rettinger	Senior Managing Director, Head of Secondary Marketing

Kevin Chamberlain	Executive Vice President, Investor Relations

Richard Hetzel	Senior Vice President, Treasury

Adriana Villalobos	First Vice President, Secondary Marketing Operations

Angela Everest	Authorized Representative

Ryan Huddleston	Authorized Representative

Adeshola Makinde	Authorized Representative

Virginia Movsessian	Authorized Representative

Schedule 1-1

SCHEDULE 2

ASSET SCHEDULE

Note	Initial Note Balance	Additional Balance(s)	Outstanding VFN Principal Balance	Maximum VFN Principal Balance
PNMAC GMSR ISSUER TRUST, Class A-MSRVF1 Variable Funding Note	$224,459,003.45	$0.00	$224,459,003.45	$2,000,000,000

Repurchase Price attributable to the Series 2023-MSRVF2 Variable Funding Note and Additional Balances pursuant to the Series 2023-MSRVF2 Repurchase Agreement

Current Balance	Additional Balance(s)	Outstanding Principal Balance	Maximum Principal Balance
$50,000,000.00	$0.00	$50,000,000.00	$350,000,000

Schedule 2-1

SCHEDULE 3

BUYER ACCOUNT

Bank Name:	Bank of America NA, New York
ABA #:	026009593
Acct. Name:	NOMURA CORPORATE FUNDING AMERICA LLC
Account #:	6550561119
Reference:	PENNYMACLOANSERVICESLLC(MSL)11676668

Schedule 3-1

SCHEDULE 4

RESTRICTED PARTICIPANTS

1.	Black Knight, Inc.

Schedule 4-1

EXHIBIT A

FORM OF TRANSACTION NOTICE

Dated: [_________]

Nomura Corporate Funding Americas, LLC
Worldwide Plaza

309 West 49th Street

New York, New York 10019-7316

Tel: 212.667.1578

Fax: 646.587.1582

Attention:  Operations

Email: wholeloanmosupport@nomura.com

TRANSACTION NOTICE

Ladies and Gentlemen:

We refer to the Master Repurchase Agreement, dated as of [_], 2023 (the “Agreement”), among PennyMac Loan Services, LLC (the “Seller”), NOMURA CORPORATE FUNDING AMERICAS, LLC (in such capacity, the “Buyer”) and NOMURA CORPORATE FUNDING AMERICAS, LLC, as administrative agent. Each capitalized term used but not defined herein shall have the meaning specified in the Agreement. This notice is being delivered by Seller pursuant to Section 2.02 of the Agreement.

Please be notified that Seller hereby irrevocably requests that Buyer enter into the following Transaction(s) with Seller as follows:

1.            Maximum VFN Principal Balance: [$___________]

2.            Initial Note Balance/Purchase Price requested: [$___________]

3.            Additional Balance/Purchase Price requested: [$___________]

4.            Purchase Date: [_________]

5.            Repurchase Date: [________]

6.            Pricing Rate / Repurchase Price: [$___________]

Seller requests that the proceeds of the Purchase Price be deposited in Seller’s account at _______, ABA Number _______, account number ____, References: _____, Attn: _______.

Seller hereby represents and warrants that each of the representations and warranties made by Seller in each of the Program Agreements to which it is a party is true and correct in all material respects, in each case, on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date. Attached hereto is a true and complete updated copy of the Asset Schedule.

Exhibit A-1

PENNYMAC LOAN SERVICES, LLC, as Seller

By:

Exhibit A-2

Asset Schedule

Note	Initial Note Balance		Additional Balance(s)		Outstanding VFN Principal Balance		Maximum VFN Principal Balance
PNMAC GMSR ISSUER TRUST, Class A-MSRVF1 Variable Funding Note	$	[________]	$	[________]	$	[________]	$	[________]

Exhibit A-3

EXHIBIT B

EXISTING INDEBTEDNESS

[See Attached]

Exhibit B-1